                                  SCHEDULE 14A
===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                 SCHEDULE 14A
          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]
Filed by a Party other than the Registrant [X]
Check the appropriate box:
[_]  Preliminary Proxy Statement
[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                          Marriott International, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                          Marriott International, Inc.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     -------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
     -------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     -------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
     -------------------------------------------------------------------------
     (5) Total fee paid:
     -------------------------------------------------------------------------
[_]  Fee paid previously with preliminary materials.
[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
     -------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
     -------------------------------------------------------------------------
     (3) Filing Party:
     -------------------------------------------------------------------------
     (4) Date Filed:
     -------------------------------------------------------------------------
Notes:
Reg. (S) 240.14a-101.
SEC 1913 (3-99)

              Corporate Headquarters:   Mailing Address:
              10400 Fernwood Road       Marriott Drive
              Bethesda, Maryland 20817  Washington, D.C. 20058

[LOGO] Marriott

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD FRIDAY, MAY 3, 2002

                               -----------------

To our Shareholders:
                                                                 March 28, 2002

    The 2002 annual meeting of shareholders of Marriott International, Inc. (the "Company") will be held at the J.W. Marriott Hotel, 1331 Pennsylvania Avenue, N.W., Washington, D.C. on Friday, May 3, 2002, beginning at 10:30 a.m. Doors to the meeting will open at 9:30 a.m. At the meeting, shareholders will act on the following matters:

    (1) Election of four directors, each for a term of three years;

    (2) Ratification of the restatement of the Marriott International, Inc. 1998 Comprehensive Stock and Cash Incentive Plan including an increase of 9 million shares of the Company's Class A common stock authorized for issuance;

    (3) Consideration of 6 shareholder proposals; and

    (4) Any other matters that properly come before the meeting.

    Shareholders of record at the close of business on March 12, 2002 will be entitled to notice of and to vote at this meeting.

    For the convenience of our shareholders, proxies may be given either by telephone, electronically through the Internet, or by completing, signing and returning the enclosed proxy card. In addition, shareholders may elect to receive future shareholder communications, including proxy materials, through the Internet. Instructions for each of these options can be found in the enclosed materials.

                                          By order of the Board of Directors,

                                          /s/ DOROTHY M. INGALLS
                                          Dorothy M. Ingalls
                                          Secretary

     PLEASE REFER TO THE OUTSIDE BACK COVER FOR DIRECTIONS TO THE MEETING
        AND INFORMATION ON PARKING, PUBLIC TRANSPORTATION AND LODGING.

                               TABLE OF CONTENTS

                                                                                           Page
                                                                                           ----
About the Meeting.........................................................................   1
    What is the purpose of the annual meeting?............................................   1
    Who is entitled to vote?..............................................................   1
    Who can attend the meeting?...........................................................   2
    What constitutes a quorum?............................................................   2
    How do I vote?........................................................................   2
    Can I vote by telephone or electronically?............................................   2
    Can I change my vote after I return my proxy card, or after I vote by telephone or
      electronically?.....................................................................   2
    What are the Board's recommendations?.................................................   3
    What vote is required to approve each item?...........................................   3
    Who will count the vote?..............................................................   4
    What shares are included on my proxy card(s)?.........................................   4
    What does it mean if I receive more than one proxy card?..............................   4
    How will voting on any other business be conducted?...................................   4
    When are shareholder proposals for the 2003 annual meeting of shareholders due?.......   4
    Can a shareholder nominate someone to be a director of the Company?...................   4
    How much did this proxy solicitation cost?............................................   5
    Can I receive future shareholder communications electronically through the Internet?..   5

Stock Ownership...........................................................................   6
    Stock Ownership of our Directors and Executive Officers...............................   6
    Section 16(a) Beneficial Ownership Reporting Compliance...............................   8

Item 1--Election of Directors.............................................................   9
    Directors Standing for Election.......................................................   9
    Directors Continuing in Office........................................................  11
    Committees of the Board of Directors..................................................  13
    Directors' Compensation...............................................................  14
    Compensation Committee Interlocks and Insider Participation...........................  14
    Independent Auditors..................................................................  15
    Report of Audit Committee.............................................................  15
    Independent Auditors Fee Disclosure...................................................  16
    Executive Compensation................................................................  17
        Summary Compensation Table........................................................  17
        Stock Options.....................................................................  18
    Report on Executive Compensation by the Compensation Policy Committee.................  21
    Shareholder Return Performance Graph..................................................  25
    Certain Transactions..................................................................  26

Item 2--Ratification of the Restatement of the Marriott International, Inc. 1998
  Comprehensive Stock and Cash Incentive Plan including an Increase of 9 Million Shares of the Company's Class A Common Stock Authorized for Issuance under the 1998 Plan.......  28

Item 3--Shareholder Proposal to Adopt Cumulative Voting for Election of Directors.........  34

Items 4 and 5--Shareholder Proposals with Respect to Certain Attributes of Individuals to be Directors or Members of the Nominating and Corporate Governance Committee............  35

                                                                                       Page
                                                                                       ----

Item 6--Shareholder Proposal to Create a Committee of Independent Directors to Prepare
  a Report Describing Risks to Shareholders of Operating and/or Franchising Hotels in
  Myanmar.............................................................................  37

Item 7--Shareholder Proposal to Adopt, Implement and Enforce a Workforce Code of
  Conduct Based on the International Labor Organization's Conventions on Workplace
  Human Rights........................................................................  39

Item 8--Shareholder Proposal to Adopt a Policy that in the Future Independent
  Accountants will Provide Only Audit Services to the Company and No Other Services...  41

Other Matters.........................................................................  44

Appendix A--Audit Committee Charter................................................... A-1

Appendix B--2002 Comprehensive Stock and Cash Incentive Plan.......................... B-1

[LOGO] Marriott
                         MARRIOTT INTERNATIONAL, INC.
                 10400 FERNWOOD ROAD, BETHESDA, MARYLAND 20817

                               -----------------

                                PROXY STATEMENT

                               -----------------


    This proxy statement contains information related to the annual meeting of shareholders of Marriott International, Inc. ("we," "us," or the "Company") to be held on Friday, May 3, 2002, beginning at 10:30 a.m., at the J.W. Marriott Hotel, 1331 Pennsylvania Avenue, N.W., Washington, D.C., and at any postponements or adjournments thereof. This proxy statement is first being mailed to shareholders on March 28, 2002.

    We became a public company in March 1998, when we were "spun off" as a separate entity by the company formerly named "Marriott International, Inc." (the "Spin-Off"). Our company, the "new" Marriott International, was formed to conduct the lodging, senior living and distribution services businesses formerly conducted by "old" Marriott International. "Old" Marriott International ("Old Marriott"), now called Sodexho, Inc., is a provider of food service and facilities management in North America.

                               ABOUT THE MEETING

What is the purpose of the annual meeting?

    At our annual meeting, shareholders will act upon the matters described in the accompanying notice of meeting. This includes the election of four directors, ratification of the Company's amendment and restatement of our 1998 Comprehensive Stock and Cash Incentive Plan, and consideration of 6 shareholder proposals. In addition, our management will report on the performance of the Company during fiscal 2001 and respond to questions from shareholders.

Who is entitled to vote?

    Only shareholders of record at the close of business on the record date, March 12, 2002, are entitled to receive notice of and to vote at the meeting, or any postponement or adjournment of the meeting. Each outstanding share of the Company's Class A common stock entitles its holder to cast ten votes on each matter to be voted upon. Each outstanding share of the Company ESOP Convertible Preferred Stock votes together with the Company's Class A common stock on all matters and entitles State Street Bank & Trust Company, as the Investment Manager of the Marriott Employees' Profit Sharing, Retirement and Savings Plan and Trust (the "401(k) Plan"), to cast one vote on each matter to be voted upon. State Street is to exercise these voting rights in its sole discretion as fiduciary with respect to the 401(k) Plan.

Who can attend the meeting?

    All shareholders as of the record date, or their duly appointed proxies, may attend the meeting. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

    Directions to the meeting, and information on parking, public transportation and lodging, can be found on the back cover of this proxy statement.

What constitutes a quorum?

    The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of Class A common stock of the Company outstanding on the record date and entitled to vote will constitute a quorum. A quorum is required for business to be conducted at the meeting. As of the record date, 242,573,589 shares of Class A common stock of the Company were entitled to vote and 7,396 shares of the ESOP Convertible Preferred Stock were entitled to vote. If you submit a properly executed proxy card, even if you abstain from voting, then you will be considered part of the quorum. However, abstentions are not counted in the tally of votes FOR or AGAINST a proposal. A WITHHELD vote is treated the same as an abstention.

How do I vote?

    Mark, sign and date each proxy card you receive and return it in the prepaid envelope. Your shares will be voted as you indicated on the proxy card. If you return your signed proxy card but do not mark the boxes indicating how you wish to vote, your shares will be voted FOR items 1 and 2 and AGAINST items 3, 4, 5, 6, 7 and 8.

Can I vote by telephone or electronically?

    You may vote by telephone or electronically through the Internet, by following the instructions attached to your proxy card.

    The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. The procedures, which are designed to comply with Delaware law, allow shareholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded.

Can I change my vote after I return my proxy card, or after I vote by telephone or electronically?

    Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised at the meeting. Regardless of the way in which you submitted your original proxy, you may change it by:

    (1) Returning a later-dated signed proxy card;

    (2) Delivering a written notice of revocation to EquiServe Trust Company, N.A., P.O. Box 8089, Edison, New Jersey 08818-9355;

    (3) Voting by telephone or the Internet; or

    (4) Voting in person at the meeting.

    If your shares are held through a broker or other nominee, you will need to contact that institution if you wish to change your voting instructions.

What are the Board's recommendations?

    The Board's recommendations are set forth after the description of each item in this proxy statement. In summary, the Board recommends a vote:

    . FOR election of the nominated directors (see Item 1 on page 9);

    . FOR ratification of the restatement of the Marriott International, Inc.
      1998 Comprehensive Stock and Cash Incentive Plan, including an increase of 9 million shares of the Company's Class A common stock authorized for issuance (see Item 2 on page 28);

    . AGAINST the shareholder proposal regarding cumulative voting (see Item 3 on page 34).

    . AGAINST the shareholder proposal to set a goal of establishing a Board of Directors with at least two-thirds of its members being "independent directors" as defined in the shareholder proposal (see Item 4 on page 35).

    . AGAINST the shareholder proposal to establish a policy providing for a transition to a Nominating and Corporate Governance Committee composed entirely of "independent directors" as defined in the shareholder proposal (see Item 5 on page 36).

    . AGAINST the shareholder proposal to create a committee of independent directors to prepare a report describing risks to shareholders of operating and/or franchising hotels in Myanmar (see Item 6 on page 37).

    . AGAINST the shareholder proposal to adopt, implement and enforce a workforce code of conduct based on the International Labor Organization's Conventions on workplace human rights (see Item 7 on page 39).

    . AGAINST the shareholder proposal to adopt a policy that in the future independent accountants will provide only audit services to the Company and no other services (see Item 8 on page 41).

    Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors.

What vote is required to approve each item?

    In the election of directors, the four nominees who receive the highest number of "FOR" votes will be elected. A "WITHHELD" vote does not affect the election of directors. For each other item, the affirmative vote of the holders of a majority of the shares of Class A common stock represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked "ABSTAIN" with respect to any item will not be voted on that item, although it will be counted for purposes of determining the number of shares represented and entitled to vote. Accordingly, an abstention will have the effect of a negative vote.

    If you hold your shares in "street name" through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the items to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those items and will not be counted in determining the number of shares necessary for approval for each item. Shares represented by such "broker non-votes" will, however, be counted in determining whether there is a quorum.

Who will count the vote?

    Representatives of EquiServe Trust Company, N.A., our independent stock transfer agent, will count the votes and act as the inspector of election.

What shares are included on my proxy card(s)?

    The shares on your proxy card(s) represent ALL of your shares of Class A common stock that the Company's stock transfer records indicate that you hold, including any shares you may hold through the DirectSERVICE Investment Program administered by EquiServe Trust Company, N.A., and, if you are a Marriott employee, any shares that may be held for your account by Bankers Trust Company as custodian for the 401(k) Plan. If you have shares in the 401(k) Plan and do not vote by proxy, or return your proxy card with an unclear voting designation or no voting designation at all, then Bankers Trust will vote your 401(k) Plan shares in proportion to the way the other 401(k) Plan participants voted their shares in the 401(k) Plan. If you hold shares through a broker or other nominee, you will receive a separate voting instruction card for those shares.

What does it mean if I receive more than one proxy card?

    If your shares are registered under different names or are in more than one account, you will receive more than one proxy card. To ensure that all your shares are voted, sign and return all proxy cards, or if you choose, vote by telephone or through the Internet using the personal identification number printed on each proxy card. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our transfer agent, EquiServe Trust Company, N.A., at (800) 311-4816.

How will voting on any other business be conducted?

    Although we currently do not know of any business to be considered at the 2002 annual meeting other than the proposals described in this proxy statement, if any other business is properly presented at the Annual Meeting, your proxy gives authority to J.W. Marriott, Jr. and Richard E. Marriott to vote on such matters at their discretion.

When are shareholder proposals for the 2003 annual meeting of shareholders due?

    Our 2003 annual meeting of shareholders is scheduled for May 2, 2003. To be considered for inclusion in our proxy statement for that meeting, shareholder proposals must be received at our offices no later than November 28, 2002. Proposals must be in compliance with Rule 14a-8 under the Securities Exchange Act of 1934 and our bylaws, and must be submitted in writing delivered or mailed to the Secretary, Marriott International, Inc., Department 52/862, Marriott Drive, Washington, D.C. 20058.

    In addition, our bylaws require that, if a shareholder desires to introduce a shareholder proposal or nominate a director candidate from the floor of the 2003 annual meeting of shareholders, such proposal or nomination must be submitted in writing to the Company's Secretary at the above address not later than February 2, 2003. The written proposal or nomination must be in compliance with our bylaws. The Chairman of the meeting may refuse to acknowledge or introduce any shareholder proposal or the nomination of any person made later than February 2, 2003, or not in compliance with our bylaws.

Can a shareholder nominate someone to be a director of the Company?

    As a shareholder, you may recommend any person for consideration as a nominee for director by writing to the Nominating and Corporate Governance Committee of the Board of Directors, c/o Marriott International, Inc., Marriott Drive, Washington, D.C. 20058. Recommendations must be received by February 2, 2003 for the 2003 annual meeting of shareholders, and must comply with the requirements in our bylaws.

How much did this proxy solicitation cost?

    We hired MacKenzie Partners, Inc. to assist in the distribution of proxy materials and solicitation of votes for $7,500, plus reimbursement of certain out-of-pocket expenses. We also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders. Proxies will be solicited by mail, telephone, or other means of communication. Our directors, officers and regular employees who are not specifically employed for proxy solicitation purposes may also solicit proxies.

Can I receive future shareholder communications electronically through the Internet?

    Yes. You may elect to receive future notices of meetings, proxy materials and annual reports electronically through the Internet. If you have previously consented to electronic delivery, your consent will remain in effect until withdrawn. To consent to electronic delivery:

    . If your shares are registered in your own name, and not in "street name" through a broker or other nominee, fill out the consent form at the Internet site maintained by our transfer agent, EquiServe Trust Company, N.A., at www.econsent.com/mar.

    . If your shares are registered in "street name" through a broker or other nominee, you must first vote your shares using the Internet, at www.proxyvote.com, and immediately after voting, fill out the consent form that appears on-screen at the end of the Internet voting procedure.

    You may withdraw this consent at any time and resume receiving shareholder communications in print form. More information on electronic delivery of materials is set forth in an insert accompanying this proxy statement.

                                STOCK OWNERSHIP

Stock Ownership of our Directors and Executive Officers

    The following table sets forth the beneficial ownership of Class A common stock by our directors and executive officers as of January 31, 2002, as well as additional information about beneficial owners of 5% or more of the Company's Class A common stock. Ownership consists of sole voting and sole investment power, except as indicated in the notes below, shares registered in the name of children sharing the same household or subject to any community property laws.

                                                       Shares
                                                    Beneficially          Percent of
   Name                                                Owned               Class(1)
   ----                                             ------------          ----------
Directors:
J.W. Marriott, Jr..................................  30,955,985(2)(3)        12.7
Richard E. Marriott................................  29,696,197(2)(4)        12.3
Ann M. Fudge.......................................           0                 *
Gilbert M. Grosvenor...............................       2,600(5)              *
Floretta Dukes McKenzie............................       1,308(5)(7)           *
Harry J. Pearce....................................      10,000(5)              *
W. Mitt Romney.....................................      11,647(5)(7)           *
Roger W. Sant......................................      23,440(5)(7)           *
William J. Shaw....................................   1,230,627(6)(7)           *
Lawrence M. Small..................................      81,478(5)(7)(8)        *

Named Executive Officers:..........................
Joseph Ryan........................................     316,679(6)(7)           *
James M. Sullivan..................................     449,809(6)(7)           *
Arne M. Sorenson...................................     210,338(6)(7)           *

All Directors and Executive Officers as a Group:...
(20 persons including the foregoing)...............  50,982,285(2)(9)(10)    20.7

Other 5% Beneficial Owners:........................
Southeastern Asset Management, Inc.................  22,603,337(11)           9.4

--------
*   Less than 1 percent.
(1) Based on the number of shares outstanding (241,570,904) on January 31, 2002, plus the number of shares acquirable by the specified person(s) within 60 days of January 31, 2002.
(2) Includes: (i) 3,150,040 shares held by J.W. Marriott, Jr. and Richard E. Marriott as co-trustees of 16 trusts for the benefit of their children;
    (ii) 5,073,574 shares owned by The J. Willard & Alice S. Marriott Foundation, a charitable foundation in which J.W. Marriott, Jr. and Richard
    E. Marriott serve as co-trustees; (iii) 3,334,770 shares held by a charitable annuity trust created by the will of J. Willard Marriott, Sr. in which J.W. Marriott, Jr. and Richard E. Marriott have a remainder interest and are co-trustees; (iv) 112,654 shares held by the Alice S. Marriott Lifetime Trust, a trust in which J.W. Marriott, Jr. and Richard E. Marriott serve as co-trustees; (v) 573,800 shares held as trustee of two trusts for the benefit of Richard E. Marriott; and (vi) 389,878 shares held as trustee of two trusts established for the benefit of J.W. Marriott, Jr. Both J.W. Marriott, Jr. and Richard E. Marriott report these shares as beneficially owned, but these shares are included only once in reporting the number of shares owned by all directors and executive officers as a group.

(3) Includes, in addition to the shares referred to in footnote (2): (i) 2,258,387 shares subject to options exercisable within 60 days after January 31, 2002; (ii) 139,124 shares owned by J.W. Marriott, Jr.'s wife (Mr. Marriott disclaims beneficial ownership of such shares); (iii) 1,340,534 shares owned by four trusts for the benefit of J.W. Marriott, Jr.'s children, in which his wife serves as a co-trustee, (iv) 48,728 shares owned by six trusts for the benefit of J.W. Marriott, Jr.'s grandchildren, in which his wife serves as a co-trustee; (v) 160,000 shares owned by JWM Associates Limited Partnership, whose general partner is J.W. Marriott, Jr.; and (vi) 5,415,180 shares owned by JWM Family Enterprises, L.P., whose general partner is a corporation in which J.W. Marriott, Jr. is a controlling shareholder. The address for J.W. Marriott, Jr. is Marriott International, Inc., 10400 Fernwood Road, Bethesda, Maryland 20817.
(4) Includes, in addition to the shares referred to in footnote (2): (i) 122,634 shares subject to options exercisable within 60 days after January 31, 2002; (ii) 136,438 shares owned by Richard E. Marriott's wife; (iii) 1,207,656 shares owned by four trusts for the benefit of Richard E. Marriott's children, in which his wife serves as a co-trustee; and (iv) 4,588,946 shares owned by First Media Limited Partners, whose general partner is a corporation in which Richard E. Marriott is the controlling shareholder. Richard E. Marriott's address is Host Marriott Corporation, 10400 Fernwood Road, Bethesda, Maryland 20817.
(5) The indicated shares do not include non-employee director annual deferred share awards or stock units representing fees that non-employee directors have elected to defer under our 1998 Comprehensive Stock and Cash Incentive Plan. The combined number of shares (i) subject to deferred share awards and (ii) in stock unit accounts of non-employee directors as of December 28, 2001, were as follows: Mr. Grosvenor: 18,053; Dr. McKenzie: 12,616; Mr.
    Pearce: 14,530; Mr. Romney: 14,897; Mr. Sant: 14,141; and Mr. Small:
    13,141. Share awards and stock units do not carry voting rights and are not transferable. Dividend equivalents are credited to stock unit accounts in the form of additional stock units. Share awards and stock units are distributed following retirement as a director.
(6) Includes shares of unvested restricted stock awarded under the 1998 Comprehensive Stock and Cash Incentive Plan as follows: Mr. Ryan: 41,419 shares; Mr. Shaw: 16,000 shares; Mr. Sorenson: 49,000 shares; and Mr.
    Sullivan: 44,404 shares. Holders of restricted stock are entitled to vote their shares. See "Executive Compensation: Summary Compensation Table" at page 17.
(7) Includes shares subject to options exercisable within 60 days after January 31, 2002, as follows: Dr. McKenzie 438 shares; Mr. Romney 1,647 shares; Mr.
    Ryan: 228,375 shares; Mr. Sant 3,440 shares; Mr. Shaw: 997,450 shares; Mr. Small 3,878 shares; Mr. Sorenson: 135,506 shares; and Mr. Sullivan: 365,695 shares.
(8) Includes 5,400 shares held by Lawrence M. Small as trustee in two trusts for the benefit of his two children.
(9) All directors, nominees and executive officers as a group (other than J.W. Marriott, Jr. and Richard E. Marriott) beneficially owned an aggregate of 2,964,819 shares, or 1.2 percent of Class A common stock outstanding as of January 31, 2002.
(10) Includes 26,890 shares held by a limited liability company in which one of the Executive Officers is managing member.
(11) Based on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2002, reflecting ownership of Class A common stock as of December 31, 2001, and total outstanding shares of Class A common stock as of December 31, 2001. We have taken the following information from that filing. The Schedule 13G was filed by Southeastern Asset Management, Inc., as a registered investment advisor, and by its Chairman and Chief Executive Officer, O. Mason Hawkins in the event he could be deemed to be a controlling person of that firm as the result of his official position with or ownership of its voting securities, although Mr. Hawkins disclaims beneficial ownership of the shares covered by the report (together, "Southeastern"). Southeastern's address is 6410 Poplar Avenue, Suite 900, Memphis, TN 38119. All shares covered by the report are owned legally by Southeastern's investment advisory clients and none are owned directly or indirectly by Southeastern. The reporting persons reported sole voting power over 10,444,337 shares, and shared or no voting power over 12,159,000 shares, and sole dispositive power over 12,678,005 shares, and shared dispositive power over 9,925,332 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

    Based upon a review of filings with the Securities and Exchange Commission and written representations that no other reports were required, we believe that all of our directors and all of our officers who are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 complied with such reporting requirements during fiscal 2001 other than one transaction reported on an untimely basis by each of Gilbert M. Grosvenor, William T. Petty and James M. Sullivan.

ITEM 1--ELECTION OF DIRECTORS

    The Board of Directors is divided into three classes, with approximately one-third of the directors standing for election each year for a three-year term. Sterling D. Colton holds the title of director emeritus.

Directors Standing for Election

    Four directors are standing for election: J.W. Marriott, Jr., Ann M. Fudge,
W. Mitt Romney and William J. Shaw. Each of these nominees currently serves on the Board and has consented to serve for an additional term ending at the 2005 annual meeting of shareholders.

    If any of the nominees should become unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

    Richard E. Marriott has announced his intention to resign as director in May 2002. Mr. Marriott has served as a director of the Company or its predecessors since 1979. The Board wishes to thank Mr. Marriott for his dedicated and loyal service to the Company.

    Henry Cheng Kar-Shun resigned as director effective January 4, 2002. Dr. Cheng served as a director of the Company or its predecessor since 1997. The Board wishes to thank Dr. Cheng for his service to the Company.

The Board recommends a vote FOR the nominees.

    The following are the nominees for director for three-year terms ending in 2005:

J.W. Marriott, Jr.      Mr. Marriott is Chairman of the Board and our Chief Executive
(Chairman of the Board) Officer. He joined Marriott Corporation in 1956, became President
Age: 70                 and a director in 1964, Chief Executive Officer in 1972 and
                        Chairman of the Board in 1985. Mr. Marriott also is a director of
[PHOTO]                 Host Marriott Corporation, General Motors Corporation and the
                        Naval Academy Endowment Trust. Mr. Marriott will not stand for
J.W. MARRIOTT, JR.      reelection as a director of Host Marriott Corporation or General
                        Motors Corporation when his terms expire in May 2002 and June
                        2002, respectively. He serves on the Board of Trustees of the
                        National Geographic Society, The J. Willard & Alice S. Marriott
                        Foundation, and is a member of the Executive Committee of the
                        World Travel & Tourism Council and the Business Council. Mr.
                        Marriott has served as our Chairman and Chief Executive Officer since the Company's inception in 1997, and served as Chairman and Chief Executive Officer of the Company's predecessors from
                        1985 to 1998. He is Richard E. Marriott's brother.


Ann M. Fudge    Ann M. Fudge is the former President of Kraft's Beverages,
Age: 50         Desserts and Post Division and Group Vice President of Kraft
                Foods, Inc. Ms. Fudge joined General Foods USA in 1986 and held
[PHOTO]         several planning and marketing positions before being appointed
                Executive Vice President and General Manager of the Dinners and
                Enhancers Division in 1991. In 1994, she was named President of
                Kraft General Foods' Maxwell House Coffee Company. In 1995,
                Ms. Fudge assumed the position of Executive Vice President of
                Kraft Foods, Inc. while continuing to head the Maxwell House
                Coffee Division as General Manager. She became President of
                Kraft's Maxwell House and Post Division in 1997. In September
                2000 she became President of Kraft's Beverages, Desserts and Post
                Division, a position she held until March 2001. Ms. Fudge is a director of General Electric Company, Honeywell International and
                the Federal Reserve Bank of New York. She serves on the Board of
                Governors of Boys and Girls Clubs and is a trustee of The
                Brookings Institution. She has served as a director of the Company since December 2001.

W. Mitt Romney  Mr. Romney was appointed President and Chief Executive Officer
Age: 55         of the Salt Lake Olympic Organizing Committee on February 11,
                1999. Prior to February 1999, he was director, President and Chief
[PHOTO]         Executive Officer of Bain Capital, Inc. (a private equity investment firm). He has announced that he will run for governor of
ROMNEY          Massachusetts in the 2002 election. He is also a director of Staples,
                Inc. Mr. Romney is a member of the Executive Board of the Boy
                Scouts of America and the board of the National Points of Light
                Foundation. He has served as a director of the Company or its predecessors since 1993.

William J. Shaw Mr. Shaw has served as President and Chief Operating Officer of
Age: 56 the Company since March 1997 (including service in the same capacity with the Company's predecessor until March 1998). He
[PHOTO]         joined Marriott Corporation in 1974, was elected Corporate
                Controller in 1979 and a Vice President in 1982. In 1986, Mr. Shaw
WILLIAM J. SHAW was elected Senior Vice President--Finance and Treasurer of
                Marriott Corporation. He was elected Chief Financial Officer and
                Executive Vice President of Marriott Corporation in April 1988. In
                February 1992, he was elected President of the Marriott Service
                Group. He served as a director of Sodexho Marriott Services, Inc.
                (now named Sodexho, Inc.) from 1998 until June 2001. Mr. Shaw also serves on the Board of Trustees of the University of Notre
                Dame and the Suburban Hospital Foundation. He has served as a director of the Company or its predecessors since 1997.

Directors Continuing in Office


Richard E. Marriott     Mr. Marriott is Chairman of the Board of Host Marriott
Age: 63                 Corporation. He is also Chairman of the Board of First Media
                        Corporation and serves on the Federal City Council, the Board of
[PHOTO]                 Associates for Gallaudet University, the National Advisory Council
                        of Brigham Young University, the Board of Directors of the
RICHARD MARRIOTT        Polynesian Cultural Center, and as a trustee of the Boys and Girls
                        Clubs of America. He is Chairman of the Board of Trustees of The
                        J. Willard & Alice S. Marriott Foundation and the Marriott
                        Foundation for People with Disabilities. Prior to 1993, Mr. Marriott served as an Executive Vice President and member of the Board of
                        Directors of Marriott Corporation. He has been a director of the
                        Company or its predecessors since 1979. Mr. Marriott has
                        announced his intention to resign from our Board of Directors in
                        May 2002. He is J.W. Marriott, Jr.'s brother.

Gilbert M. Grosvenor    Mr. Grosvenor has served as Chairman of the Board of the National
Age: 70                 Geographic Society (a publisher of books and magazines and producer of television documentaries) since 1987. He is a director
[PHOTO]                 or trustee of Chevy Chase Federal Savings Bank, Ethyl
Gilbert Grosvenor       Corporation, B.F. Saul REIT and Saul Centers, Inc. He is on the
                        Board of Visitors of the Nicholas School of the Environment and
                        Earth Sciences of Duke University. Mr. Grosvenor has served as a member of the Board of Directors of the Company or its
                        predecessors since 1987. He is currently serving a three-year term expiring at the 2004 Annual Meeting of Shareholders.

Floretta Dukes McKenzie Dr. McKenzie is the founder of The McKenzie Group, Inc. (an
Age: 66                 educational consulting firm). She has served as Chairman since
                        1997. She is also a director or trustee of Potomac Electric Power
[PHOTO]                 Company (PEPCO), National Geographic Society, Acacia Group,
                        Group Hospitalization and Medical Services, Inc. (GHMSI),
Floretta McKenzie       CareFirst (Blue Cross/Blue Shield), Howard University, White
                        House Historical Association, Lightspan Partnership, Inc., Forum
                        for the American School Superintendent, Harvard Graduate School
                        of Education Urban Superintendents Program and Johns Hopkins
                        Leadership Development Program. From 1981 to 1988, she served as Superintendent of the District of Columbia Public Schools and
                        Chief State School Officer. Dr. McKenzie has served as a director of the Company or its predecessors since 1992. She is currently serving a three-year term expiring at the 2003 Annual Meeting of
                        Shareholders.


Harry J. Pearce   Mr. Pearce was elected chairman of Hughes Electronics Corporation, a
Age: 59           subsidiary of General Motors Corporation, in May 2001. He has
                  served on the Hughes Electronics Corporation board since 1992. He
[PHOTO]           was Vice Chairman and a director of General Motors Corporation from 1996 until his retirement from General Motors Corporation in
PEARCE            May 2001. He is Chairman of the U.S. Air Force Academy's Board of
                  Visitors, Chairman of the U.S. Air Force Academy's Sabre Society
                  and a lifetime member of the U.S. Air Force Academy's Association of Graduates. Mr. Pearce is a director of MDU Resources Group, Inc.
                  and National Defense University Foundation. He is also Chairman of the GM Cancer Research Foundation, Chairman of The Bone Marrow
                  Foundation and President and director of The Leukemia & Lymphoma
                  Society Research Foundation. He also serves on the Board of Visitors of the Wayne State University School of Medicine and the Board of
                  Trustees of Howard University and Northwestern University. Mr.
                  Pearce has served as a director of the Company or its predecessors since 1995. He is currently serving a three-year term expiring at the
                  2004 Annual Meeting of Shareholders.

Roger W. Sant     Mr. Sant is Chairman of the Board of The AES Corporation, a global
Age: 70           power company, which he co-founded in 1981. He chairs the Board of
                  The Summit Foundation, serves as a Regent of the Smithsonian
[PHOTO]           Institute and as a Board member of World Wildlife Fund-US,
                  Resources for The Future, and The National Symphony. He was Board
SANT              Chairman of the World Wildlife Fund-US from 1994 to 2000. Mr.
                  Sant has served as a director of the Company or its predecessors since
                  1993. He is currently serving a three-year term expiring at the 2003
                  Annual Meeting of Shareholders.

Lawrence M. Small Mr. Small is the Secretary of the Smithsonian Institution, the world's
Age: 60           largest combined museum and research complex, a position he assumed in January, 2000. Prior to becoming the 11/th Secretary, he
[PHOTO]           served as President and Chief Operating Officer of Fannie Mae since
                  1991. Before joining Fannie Mae, Mr. Small had served as Vice
SMALL             Chairman and Chairman of the Executive Committee of the Boards of
                  Directors of Citicorp and Citibank, N.A., since January 1990. He had been associated with Citibank since 1964. He is also a director of The
                  Chubb Corporation, New York City's Spanish Repertory Theatre, the
                  John F. Kennedy Center for the Performing Arts, the National Gallery
                  of Art, the Woodrow Wilson International Center for Scholars and Mt.
                  Sinai-NYU Medical Center and Health System. Mr. Small has served as a director of the Company or its predecessors since 1995. He is currently serving a three-year term expiring at the 2003 Annual
                  Meeting of Shareholders./

    The Board of Directors met seven times in 2001. No director attended fewer than 75% of the total number of meetings of the Board and Committees on which such director served.

Committees of the Board of Directors

    The Board of Directors has four standing committees: Audit; Compensation Policy; Nominating and Corporate Governance; and Executive.

  Audit Committee

    . The members of the Committee are not Company employees and are independent as defined under New York Stock Exchange Rules. The Audit Committee met three times in 2001.

    . The Audit Committee has unrestricted access to both our independent auditors and internal auditors.

    . The Audit Committee has considered whether the independent auditor's provision of information technology services and other non-audit services to the Company is compatible with auditor independence.

    . The full text of the Audit Committee Charter is set forth in Appendix A to this proxy statement.

    Functions include:

    . Meeting with our independent auditors, management representatives and internal auditors.

    . Reviewing the results of internal and external audits, the accounting principles applied in financial reporting and the financial and operational controls.

    . Approving the scope of audits to be performed by the independent and internal auditors.

    . Recommending to the Board the appointment of independent auditors considering whether any circumstance, including the performance of any professional services, would impair their independence.

  Members:  Lawrence M. Small (Chair), Gilbert M. Grosvenor, W. Mitt Romney,
  and Roger W.           Sant. Ann M. Fudge became a member of the Committee in
  February 2002.

Compensation Policy Committee

    . The members of the Committee are not Company employees. The Compensation
      Policy Committee met four times in 2001.

  Functions include:

    . Recommending to the Board policies and procedures relating to senior officers' compensation and various employee benefit plans.

    . Approving senior officer salary adjustments, bonus payments and stock awards.

  Members:  Floretta Dukes McKenzie (Chair), Harry J. Pearce, Roger W. Sant, W.
  Mitt Romney,           and Lawrence M. Small.

Nominating and Corporate Governance Committee

    . The members of the Committee are not Company employees. The Nominating and Corporate Governance Committee met once in 2001.

  Functions include:

    . Making recommendations to the Board regarding corporate governance matters and considering nominees for election as directors.

    . Advising the Board on a range of matters affecting the Board and its committees, including the making of recommendations with respect to qualifications of director candidates, compensation of directors, selection of committee chairs, committee assignments and related matters affecting the functioning of the Board.

  Members: Gilbert M. Grosvenor (Chair), Floretta Dukes McKenzie and Harry J. Pearce.

Executive Committee

    . The Executive Committee did not meet in 2001.

  Function:

    . Exercises the powers of the Board when the Board is not in session, subject to specific restrictions as to powers retained by the full Board. Powers retained by the full Board include those relating to amendments to the certificate of incorporation and bylaws, mergers, consolidations, sales or exchanges involving substantially all of the Company's assets, declarations of dividends and issuances of stock.

  Members:  J. W. Marriott, Jr. (Chair) and Roger W. Sant.

    For information about our Long Range Planning Process, including the Board's involvement in such process, please visit
Marriott.com/investor/information.asp.

Directors' Compensation

    We compensate directors partially in cash and partially in Marriott common stock to align their interests with those of shareholders. Our officers are not paid for their service as directors.

    Annual Retainer and Attendance Fees. For 2001, each non-employee director received a retainer fee of $37,500, together with an attendance fee of $1,250 per Board, Committee or shareholder meeting.

    Annual Stock Awards. Each non-employee director also receives an annual director stock award under our 1998 Comprehensive Stock and Cash Incentive Plan (the "1998 Plan"). We award a number of shares having an aggregate market value as of the date of grant of approximately the amount of the annual directors' retainer fee. We grant this award immediately prior to our annual meeting of shareholders. In 2001 each award was for 823 shares.

    Deferral of Payment. Any director may elect to defer payment of all or any portion of his or her directors' fees pursuant to our Executive Deferred Compensation Plan and/or our 1998 Plan. Gilbert M. Grosvenor, Floretta Dukes McKenzie, Harry J. Pearce, W. Mitt Romney, Roger W. Sant, and Lawrence M. Small currently participate in one or both of these plans.

    Other. We also reimburse directors for travel expenses and other out-of-pocket costs they incur when attending meetings.

Compensation Committee Interlocks and Insider Participation

    During 2001, the Compensation Policy Committee's members were Floretta Dukes McKenzie (Chair), Harry J. Pearce, Roger W. Sant, W. Mitt Romney and Lawrence M. Small.

    J. W. Marriott, Jr. serves on the Executive Compensation Committee of the Board of Directors of General Motors Corporation. Harry J. Pearce, a director of the Company, was an executive officer of General Motors Corporation until May 25, 2001 and a director of General Motors Corporation until June 5, 2001.

Independent Auditors

    The Audit Committee recommended to the Board that Arthur Andersen LLP serve as our independent auditors for 2002. Before making its recommendation to the Board, the Audit Committee carefully considered Arthur Andersen's qualifications as our independent auditors. The Board approved the appointment on February 7, 2002. Although historically we have submitted the appointment of our independent auditors for shareholder approval, given the uncertainty and the pace of developments related to Arthur Andersen's recent challenges, the Board does not believe it is appropriate to seek shareholder approval of the appointment of Arthur Andersen at this time. The Audit Committee, however, will continue to closely monitor Arthur Andersen's response to its challenges and will consider the possibility that a change of independent auditors may be appropriate.

    Representatives of Arthur Andersen LLP are expected to be present at the annual meeting and are expected to be available to respond to questions.

Report of the Audit Committee

    The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. The Company's independent auditors are responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles.

    In this context, the Audit Committee has reviewed and discussed with management and the independent auditors the Company's audited financial statements for the three fiscal years ended December 28, 2001. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with
Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management. Finally, the Audit Committee has considered whether the independent auditors provision of non-audit services to the Company is compatible with the auditors' independence.

    Relying on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the Company's audited financial statements for the three fiscal years ended December 28, 2001 be included in the Company's Annual Report on SEC Form 10-K for the year ended December 28, 2001, for filing with the Securities and Exchange Commission.

Members of the Audit Committee

                  Lawrence M. Small
                  Ann M. Fudge
                  Gilbert M. Grosvenor
                  W. Mitt Romney
                  Roger W. Sant

Independent Auditors Fee Disclosure

    The following table presents Audit Fees, Financial Information Systems Design and Implementation Fees, and All Other Fees (including Audit-Related and Income-Tax Compliance fees) paid to our independent auditors for fiscal 2001.

        Audit Fees................................            $1,874,900
        Financial Information Systems Design and
          Implementation Fees.....................                     0
        All Other Fees
            Audit-Related Fees(1)................. $4,293,300
            Income Tax Compliance and Other Fees..  2,960,800
                                                   ----------
        Total Other Fees..........................             7,254,100
                                                              ----------
        Total Fees................................            $9,129,000

--------
(1) Audit-Related Fees include statutory audits of subsidiaries, benefit plan audits, acquisition due diligence, accounting consultation, various attest services under professional standards, and assistance with registration statements, comfort letters and consents.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

    The following Summary Compensation Table shows the compensation we paid in 2001, 2000, and 1999, to our Chief Executive Officer and to our other four most highly compensated executive officers (other than the Chief Executive Officer) as of December 28, 2001.

                                                         Restricted  Stock   All Other
                              Fiscal  Salary     Bonus     Stock    Options Compensation
       Name                    Year   (1)($)      ($)    (2)(3)($)    (#)    (4)(5)($)
       ----                   ------ --------- --------- ---------- ------- ------------
J.W. Marriott, Jr............  2001    760,969         0         0  350,000   179,931
  Chairman and Chief           2000  1,000,000 1,166,600   233,310        0   202,825
  Executive Officer            1999    992,500   981,384   196,271  300,000   150,405
William J. Shaw..............  2001    775,000   311,783 2,286,750  125,000    74,089
  President and Chief          2000    735,000   702,954   140,583        0    58,748
  Operating Officer            1999    700,000   537,950   107,602  125,000    58,752
Arne M. Sorenson.............  2001    515,000   149,608 1,600,725   80,000    46,315
  Executive Vice President     2000    450,000   346,725    69,338        0    30,965
  and Chief Financial Officer  1999    375,000   223,125    44,614   75,000    26,570
James M. Sullivan............  2001    515,000   131,737 1,372,050   80,000    47,255
  Executive Vice President     2000    470,000   366,835   864,766        0    36,232
  Lodging Development          1999    444,000   315,240    63,051   75,000    35,500
Joseph Ryan..................  2001    491,192   142,692         0   65,000    45,881
  Executive Vice President     2000    470,000   357,435    71,494        0    35,617
  and General Counsel          1999    444,000   301,920   928,352   75,000    35,500

--------

(1) Salary amounts include both base salary earned and paid in cash during the fiscal year, and the amount of base salary deferred at the election of the executive officer under certain employee benefit plans.

(2) Includes restricted stock, deferred bonus stock and deferred stock contracts, as follows:

      Restricted Stock. Restricted stock awards are subject to general restrictions, such as continued employment and non-competition, and in some cases, additional performance restrictions such as attainment of financial objectives. Holders of restricted stock receive dividends and exercise voting rights on their restricted shares. Shares are released from restrictions over a 5- or 10-year period.

      Deferred Bonus Stock. For fiscal years 1999 and 2000, the amount of a deferred bonus stock award equaled 20 percent of each individual's annual cash bonus award, based on the stock price on the first trading day for the next fiscal year. Holders of deferred bonus awards do not receive dividends or exercise voting rights on their deferred bonus stock until it is distributed to them. The recipient can designate an award as current, which is distributed in 10 annual installments beginning one year after the award is granted, or deferred, which is distributed in a lump sum or in up to 10 installments following termination of employment. Deferred bonus stock contingently vests in ten equal annual installments beginning one year after we make the award. The deferred bonus stock program was eliminated for the 2001 fiscal year and beyond.

      Deferred Stock Contracts. Deferred stock contracts are subject to general restrictions, such as continued employment and non-competition. Holders of deferred stock contracts do not receive dividends or exercise voting rights on their deferred awards until they are distributed to them.

      The stock typically vests in 5 or 10 equal annual installments beginning one year after we grant the award. The recipient typically receives awards in 10 annual installments following termination of employment.

(3) The following table shows the total number of restricted shares held by, and the number of deferred bonus shares or deferred shares (vested and unvested) awarded to, each Named Executive as of the end of the 2001 fiscal year, and the aggregate value of these shares. The value is based on a per share price for our stock of $40.925, reflecting the average of the high and low trading price on the New York Stock Exchange on December 28, 2001:

                                    Shares
     -               -------------------------------------
                      Deferred   Restricted    Deferred    Aggregate Value
     Named Executive Bonus Stock   Stock    Contract Stock at 12/28/01 ($)
     --------------- ----------- ---------- -------------- ---------------
      Mr. Marriott..   31,629           0            0        1,294,417
      Mr. Shaw......   30,116      20,402      105,042        6,366,293
      Mr. Sorenson..    5,461      49,000       22,018        3,129,903
      Mr. Sullivan..   25,283      44,404       47,018        4,776,152
      Mr. Ryan......   12,715      41,419       22,018        3,116,521

(4) This column represents matching contributions we made under the 401(k) Plan and our Executive Deferred Compensation Plan (the "Deferred Plan") for fiscal 2001. For J.W. Marriott, Jr., it also includes the amount described in footnote (5) below.

(5) In 1996, J. W. Marriott, Jr. waived his vested right to receive post-retirement distributions of cash under the Deferred Plan and Old Marriott Common Stock under the Old Marriott 1993 Comprehensive Stock Incentive Plan (the "1993 Plan"). The payments and stock distributions waived were awarded to Mr. Marriott in 1995 and prior years and were disclosed as required in earlier proxy statements of Old Marriott or of Marriott Corporation. In connection with this waiver, Old Marriott agreed to purchase life insurance policies for the benefit of a trust established by Mr. Marriott. We assumed this agreement to purchase life insurance policies from Old Marriott. The cost of the life insurance policies to us will not exceed the expected after-tax cost to Old Marriott had it made the payments and stock distributions that Mr. Marriott waived. For 2001, the taxable economic benefit to Mr. Marriott as a result of these life insurance policies was $24,799. Mr. Marriott also received $48,000 in personal financial services and $11,326 in personal use of the Company jet.

Stock Options

    The following two tables show information concerning options to purchase Class A common stock granted to the named executive officers in fiscal 2001 under the 1998 Plan.

                    Stock Option Grants in Last Fiscal Year

                               % of Total Stock
                      Stock    Options Granted  Exercise Expiration  Grant Date
                     Options   To Employees in   Price      Date    Present Value
     Name           Granted(#) Fiscal Year (1)   ($/Sh)     (2)        (3)($)
     ----           ---------- ---------------- -------- ---------- -------------
J. W. Marriott, Jr.  350,000         6.1%        45.735  02/01/2011   6,720,000
William J. Shaw....  125,000         2.2%        45.735  02/01/2011   2,400,000
Arne M. Sorenson...   80,000         1.4%        45.735  02/01/2011   1,536,000
James M. Sullivan..   80,000         1.4%        45.735  02/01/2011   1,536,000
Joseph Ryan........   65,000         1.1%        45.735  02/01/2011   1,248,000

--------

(1) These values represent the options granted as a percentage of the total options granted to employees for the 2001 performance year. Fiscal year 2002 grants for the executives listed on this table are expected in early 2002. Other eligible employees were awarded 2002 grants in November 2001. Such grants are excluded for purposes of the above table.

(2) All options vest over four years on the anniversary date of the grant at a rate of 25% per year and have a 10-year term. Options held by executive officers may be transferred only as gifts for the benefit of specified family members.

(3) These values were established using the Black-Scholes stock option valuation model. Assumptions used to calculate the grant date present value of option shares granted for fiscal 2001 were in accordance with SFAS 123, as follows:

    (a) Expected Volatility - The standard deviation of the continuously compounded rates of return calculated on the average daily stock price over a period of time immediately preceding the grant and equal in length to the expected life. The volatility was 32.2%.

    (b) Risk-Free Interest Rate -The risk-free interest rate was 4.89%.

    (c) Dividend Yield - The expected annual dividend yield was $0.26 based on our historical dividend yield over the expected term of the option.

    (d) Expected Life - The expected life of the grant was 7.15 years, calculated based on the historical expected life of previous grants.

    (e) Per Share Value - The per share value for the February 1, 2001 grants was $19.20.

             Aggregated Stock Option/SAR Exercises in Last Fiscal
                    Year and Fiscal Year-End Option Values

                                                         Number of         Value of Unexercised In-
                                                     Shares Underlying             the-Money
                               Shares             Unexercised Options at         Stock Options
                              Acquired              Fiscal Year End (2)     at Fiscal Year End (3)
-                                on     Value    ------------------------- -------------------------
                              Exercise Realized  Exercisable Unexercisable Exercisable Unexercisable
       Name        Company(1)   (#)      ($)         (#)          (#)          ($)          ($)
       ----        ---------- -------- --------- ----------- ------------- ----------- -------------
J.W. Marriott, Jr.      MI                     0  2,170,887    1,043,365   58,028,469    9,855,750
                       HMC          0          0    372,110            0    2,670,955            0
                                       ---------                           ----------    ---------
                     Total                     0                           60,699,424    9,855,750
William J. Shaw...      MI    137,602  5,788,462    966,200      550,743   22,433,888    6,291,874
                       HMC          0          0    205,041            0    1,439,490            0
                                       ---------                           ----------    ---------
                     Total             5,788,462                           23,873,378    6,291,874
Arne Sorenson.....      MI          0          0    115,506      178,750    1,388,350    1,069,587
James M. Sullivan.      MI     55,042  2,164,956    345,695      310,130    7,160,515    3,374,066
Joseph Ryan.......      MI     40,000  1,032,935    212,125      295,130    2,871,465    3,374,066

--------

(1) "MI" represents options to purchase our Class A common stock, including options to purchase Old Marriott Common Stock which were converted into options to purchase our Class A common stock as part of the Spin-Off. "HMC" represents options to purchase shares in Host Marriott Corporation.

(2) The number and terms of some of these options reflect several adjustments made as a result of the Spin-Off of Old Marriott from Marriott Corporation in 1993, the Spin-Off of Host Marriott Services Corporation from Host Marriott Corporation in 1995, the Spin-Off of the Company from Old Marriott in 1998, and the conversion of Host Marriott Corporation into a real estate investment trust (and a related Spin-Off transaction) in 1998, each in accordance with the applicable employee benefit plans covering those options. These adjustments preserved, but did not increase or decrease, the economic value of the options.

(3) We have based the value of the unexercised stock options on a per share price for Company stock of $40.925; and a per share price for Host Marriott Corporation common stock of $9.45, the average of the respective high and low trading prices on the New York Stock Exchange on December 28, 2001.

    The following table shows information concerning performance-based restricted stock grants awarded in fiscal 2001 under the 1998 Plan, but which we subsequently cancelled during the latter part of 2001 in light of last year's extraordinary political and economic events.

        Long-Term Incentive Plan Awards in Last Fiscal Year (Cancelled)

                                                 Performance
                                      Number of  Period Until
                       Name           Shares (1)  Maturation
                       ----           ---------- ------------
                  J. W. Marriott, Jr.   92,500     3 years
                  William J. Shaw....   60,000     3 years
                  Arne M. Sorenson...   40,000     3 years
                  James M. Sullivan..   40,000     3 years
                  Joseph Ryan........   40,000     3 years

--------

(1) In the fiscal year 2001, we awarded executive officers restricted stock grants which could be earned based on performance measures related to our Return on Invested Capital ("ROIC") over a three-year measurement period. ROIC is defined as our earnings during a specified period (before interest expense and taxes, and including interest income and acquisition-related goodwill amortization), divided by our average total capital at the end of that period (total assets minus current liabilities plus cumulative acquisition-related goodwill amortization).

                      REPORT ON EXECUTIVE COMPENSATION BY
                       THE COMPENSATION POLICY COMMITTEE

    The Compensation Policy Committee (the "Committee") is responsible for establishing basic principles related to the compensation programs of the Company and for providing oversight for compensation programs for senior executive officers. The principles include building a strong relationship between shareholder return and executive compensation, providing incentives to achieve both short and long-term goals, and providing an overall level of remuneration which is competitive and reflective of performance. The Committee met four times during 2001. The Chief Executive Officer and other senior executive officers are not present at the meetings unless requested by the Committee.

Compensation Philosophy and Programs

    The Committee's objective is to establish a total compensation program for the Company that appropriately balances compensation costs with salaries and incentives sufficient to retain and motivate key executives. Senior human resources management of the Company presents proposals and recommendations on senior executive officer compensation to the Committee for their review and evaluation. To establish compensation levels, the Committee uses data provided by the Company that is obtained from independent consultants. The data reflects compensation practices with companies of approximately Marriott's size (the comparison group) who participate in a variety of compensation surveys. The Committee believes that targeting compensation between median and the 75/th percentile of other large companies appropriately reflects the conditions of labor market for Company executives. Companies in the comparison group may be included in the S&P Hotel/Motel Index used in the performance chart included in this Proxy Statement; however, the comparison group is not made up exclusively of companies used in that Index. As the Company is comprised of both lodging and service lines of businesses and also recruits senior executives from outside the hospitality industry, the Committee believes that the broad-based comparison group is a more appropriate basis for establishing comparable pay programs. /

Base Salary

    The Company has an executive compensation salary structure approved by the Committee, which includes salary ranges established around a salary grade midpoint. Each position's salary and target bonus opportunity is established based on targeted levels of total cash compensation for similar positions in the survey data. Actual base salaries are set within the prescribed salary range, based on a subjective assessment of factors including tenure, experience, and individual performance. This assessment is not subject to weightings or formulas. Individual annual salary increases reflect the position within the salary range, the merit increase guidelines established by the Company, and individual performance over the prior year. The Committee establishes merit increase guidelines based on survey information of annual salary increase budgets for the comparison group, along with an assessment of the Company's labor costs for management employees.

Annual Cash Incentives

    The Company has established the 1998 Plan, which is focused on financial objectives. In addition, the Company maintains the Executive Officer Individual Performance Plan, which is focused on human resource and other business requirements, to help motivate the attainment of annual objectives.

Under each plan, goals and specific objectives are established for a minimum level, target level, and a maximum level of performance. Senior human resources management of the Company provided the Committee with recommended individual performance objectives for the Chief Executive Officer and each of the other named executives for the Committee's review and input. For each objective, actual performance is measured against these levels in order to determine the actual payment. No payment is made if performance fails to meet the minimum level for a particular objective.

    The 2001 incentive plans for the Chief Executive Officer and other senior executive officers included objectives related to Company financial performance, individual performance, customer satisfaction, and lodging growth objectives.

Stock Incentives

    The Committee believes that stock ownership by senior executive management is essential for aligning management's interest with that of shareholders. To emphasize this principle, in February 1999, the Company established stock ownership guidelines for the Company's senior management. The guidelines require the top 65 executives in the Company to own a multiple of their individual salary grade midpoint in Company stock. Executives have five years in which to meet this goal. The majority of the executives have met their goals.

    The Company grants stock options as the primary long-term incentive of the Company. The number of shares subject to options granted to each executive officer is related to a guideline number established for each eligible level based on the survey data described above. The Committee establishes a competitive range of share awards per eligible position, and individual awards are determined based on a subjective assessment of individual performance, contribution and future potential.

    Under the terms of the Company's 1998 Plan, awards of restricted stock and deferred stock contracts are also made to key management employees. These awards tend to be relatively infrequent and are used to recognize special performance of key executives or as an employment inducement. The Company considers a number of factors when determining stock grants such as individual performance, the size of competitive long-term awards, key contributions, and previous share grants.

    In January 2001, sixteen senior executives, including Mr. Marriott, received a grant of Restricted Stock that was subject to release from restrictions based on the achievement of performance goals related to the Company's Return on Invested Capital. Due to extreme changes in the economic environment and our industry, these grants were later cancelled.

2001 Compensation of the Chief Executive Officer and Reported Executive Officers

    The Committee reviewed the 2001 salaries for J.W. Marriott, Jr., and all other executive officers in February 2001. Mr. Marriott's base pay was maintained at $1,000,000, resulting in no base pay increase. This salary is within the median range for the comparison group. In light of the economic events following September 2001, Mr. Marriott elected to forgo his salary for the fourth quarter of 2001. Mr. Shaw received a 5.4% base salary increase, Mr. Ryan a 5.3% increase, Mr. Sullivan a 9.6% increase, and Mr. Sorenson a 14.4% increase. All salary increases for the named executive officers were made to better approximate the median of the comparison group.

    Under the 1998 Plan, Mr. Marriott's maximum annual incentive opportunity as a percentage of base salary was 75% based on attaining an earnings per share objective. Under the Executive Officer Individual Performance Plan, his maximum opportunity was 25% related to individual objectives, 12.5% on growth objectives, and 12.5% related to customer satisfaction. For 2001, Mr. Marriott elected to forgo his bonus in light of the economic events of September 2001.

    The other named senior executive officers are also participants in the 1998 Plan. Measures utilized include Company and, in some cases, business-group cash flow, customer satisfaction, lodging rooms growth objectives and individual objectives. The aggregate target payments for other named executives were set at 60% to 80% of salary and the maximum aggregate payments from 90% to 110% of salary. Actual total award payments for 2001 ranged from 25% to 40% of salary.

    Based on outstanding contributions during the year, and to continue to offer a competitive total compensation program, Mr. Shaw received a deferred stock contract in 2001 of 50,000 shares vesting in equal annual installments over 5 years, assuming continued employment. Mr. Sullivan received a restricted stock grant in 2001 of 30,000 shares, and Mr. Sorenson received a restricted stock grant in 2001 of 35,000 shares, each subject to release from restrictions in equal annual amounts over 5 years, assuming continued employment.

    In 2001, stock option grants were made to Mr. Marriott and the other named executive officers. Mr. Marriott received an option in February 2001 to acquire 350,000 shares, with vesting over four years. This grant, as well as similar grants to the other named executive officers, was within guideline ranges established for their specific salary grade.

Impact of Internal Revenue Code Section 162(m)

    Under the Omnibus Budget Reconciliation Act of 1993, provisions were added to the Internal Revenue Code under Section 162(m) that limit the tax deduction for compensation expense in excess of one million dollars paid to each of certain executive officers. However, performance-based compensation can be excluded from the limit so long as it meets certain requirements. The Committee believes the 1998 Plan satisfies the requirements for exemption under the Internal Revenue Code Section 162(m). Payments made under this Plan qualify as performance-based compensation and constitute the majority of aggregate annual incentive amounts payable for Mr. Marriott and all other named executive officers.

    The Executive Officer Individual Performance Plan does not meet the requirement necessary for exemption as performance-based compensation; however, the Committee believes that incentives for performance relative to certain Company objectives, such as personnel planning, customer satisfaction and other non-financial business requirements are relevant and appropriate. For 2001, the annual salary plus the bonus paid to named executive officers were in each case less than one million dollars after allowing for amounts deferred into the Executive Deferred Compensation Plan. The Committee reserves the right to pay non-deductible compensation if it considers that to be in the best interest of the shareholders and the Company. Due to the Company's focus on performance-based compensation plans and continued deferral of compensation by certain executive officers, the Committee expects that the vast majority of compensation paid to the group will be tax deductible.

Summary

    The Compensation Policy Committee believes that the compensation programs of the Company are well structured to encourage attainment of objectives and foster a shareholder perspective in management. The Committee feels that the awards made in 2001 were competitive and appropriate and serve shareholders' long-term interest.

    Members of the Compensation Policy Committee

             Floretta Dukes McKenzie, Chair
             Harry J. Pearce
             Roger W. Sant
             W. Mitt Romney
             Lawrence M. Small

                     SHAREHOLDER RETURN PERFORMANCE GRAPH

    The following graph compares the performance of the Company's Class A common stock from the March 27, 1998 Spin-Off to the end of fiscal 2001, and prior to the Spin-Off, the performance of Old Marriott's common stock since January 4, 1997, with the performance of the Standard & Poor's Corporation Composite 500 Index and the Standard and Poor's 500 Hotels Index. The graph assumes an initial investment of $100 on January 4, 1997, and reinvestment of dividends. In addition, we have assumed that the Sodexho Marriott Services, Inc. shares received in connection with the Spin-Off were sold on March 27, 1998, and immediately reinvested in the Company's Class A common stock.

    We believe that this shareholder return information has only limited relevance to an understanding of our compensation policies during the indicated periods and does not reflect all matters that we considered appropriate in developing our respective compensation strategies.

Performance Graph
                                    [CHART]

                  Marriott         S&P Lodging-Hotels Index     S&P 500 Index
             International Inc.
1/3/97       100.00                100.00                       100.00
1/2/98       170.90                163.10                       179.30
1/1/99       159.50                134.10                       235.50
12/31/99     174.70                134.00                       285.10
12/29/00     235.10                110.80                       261.70
12/28/01     236.70                110.80                       240.00


                               1/3/97 1/2/98 1/1/99 12/31/99 12/29/00 12/28/01
                               ------ ------ ------ -------- -------- --------
  Marriott International, Inc. 100.0  170.9  159.5   174.7    235.1    236.7
  S&P Lodging-Hotels Index.... 100.0  163.1  134.1   134.0    110.8    110.8
  S&P 500 Index............... 100.0  179.3  235.5   285.1    261.7    240.0

                             CERTAIN TRANSACTIONS

    JWM Family Enterprises, L.P. ("Family Enterprises") is a Delaware limited partnership majority owned by J.W. Marriott, Jr., our Chairman and Chief Executive Officer, and members of his immediate family. Family Enterprises indirectly holds varying percentages of ownership interests in a Courtyard hotel in Long Beach, California, a Residence Inn in San Antonio, Texas, a Fairfield Inn in Anaheim, California, a SpringHill Suites hotel in Herndon, Virginia, a Courtyard hotel in Novato, California, a Courtyard hotel and a TownePlace Suites hotel in Milpitas, California and a Residence Inn in Washington, DC. Our subsidiaries operate each of these properties pursuant to management agreements with entities controlled by Family Enterprises. In fiscal 2001, we received management fees of approximately $3.7 million, plus reimbursement of certain expenses, from our operation of these hotels. Other than in our role as manager, we have no financial involvement in the hotels listed above or in Family Enterprises.

Transactions with Host Marriott Corporation

    In 1993, Old Marriott was spun off as a separate public company from its former parent company, Marriott Corporation (which changed its name to Host Marriott Corporation) ("Host Marriott"). Host Marriott retained the ownership of lodging properties and certain other assets. Old Marriott continued the businesses of lodging management, senior living services, distribution services and certain other businesses.

    Host Marriott reorganized its business operations in 1998 to qualify as a real estate investment trust ("REIT"); acquired a portfolio of luxury hotels for $1.5 billion; and completed partnership roll-ups representing new hotel property acquisitions approximating $650 million; and divested newly created lease and sublease interests in substantially all of Host Marriott's lodging properties, including the properties in its newly acquired portfolio. Effective as of January 1, 2001, a Host Marriott taxable subsidiary reacquired the lease and sublease interests that it had divested as part of the 1998 REIT conversion.

    In December 2000, we acquired, through an unconsolidated joint venture (the "Courtyard Joint Venture") with an affiliate of Host Marriott, 120 Courtyard by Marriott hotels. The acquisition was made pursuant to a settlement of litigation in which we, Host Marriott, and certain of our and their subsidiaries and affiliates were defendants. The joint venture was financed with approximately $200 million in mezzanine debt loaned to the joint venture by us and with equity contributed in equal shares by us and by Host Marriott. Our total investment in the joint venture, including the mezzanine debt, is approximately $300 million. One of our subsidiaries manages these 120 hotels under long-term agreements.

    In recognition of the significant changes in the lodging industry over the last ten years and the age of our agreements with Host Marriott, many provisions of which predate our 1993 Spin-Off, we and Host Marriott concluded that we could mutually enhance the long term strength and growth of both companies by updating our existing relationship. Accordingly, we are currently negotiating certain changes to our management agreements for Host Marriott-owned hotels. The modifications under discussion would, if made, be effective as of the beginning of our 2002 fiscal year and would remain subject to the consent of various lenders to the properties and other third parties. If made, these changes would, among other things,

    . Provide Host Marriott with additional approval rights over budgets and capital expenditures;

    . Extend the effective management agreement termination dates for several hotels;

    . Expand the pool of hotels that Host Marriott could sell with franchise agreements to one of our approved franchisees and revise the method of determining the number of hotels that may be sold without a management agreement or franchise agreement;

    . Lower the incentive management fees payable to us by amounts dependent in part on underlying hotel profitability at eight hotels;

    . Reduce certain expenses to the properties and lower Host Marriott's working capital requirements;

    . Confirm that we and our affiliates may earn a profit (in addition to what we earn through management fees) on certain transactions relating to Host Marriott-owned properties, and establish the specific conditions under which we may profit on future transactions; and

    . Terminate our existing right to purchase up to 20 percent of Host
      Marriott's outstanding common stock upon certain changes of control and clarify our rights in each of our management agreements to prevent either a sale of the hotel to our major competitors or specified changes in control of Host Marriott involving our major competitors.

    We cannot assure you that these negotiations will be successful, that the changes will be substantially as we have described above, or that the consents necessary to implement these changes will be obtained. The monetary effect of the anticipated changes will depend on future events such as the operating results of the hotels. We do not expect these modifications to have a material financial impact on us.

    At February 28, 2002, J.W. Marriott, Jr. and Richard E. Marriott and their respective immediate family members beneficially owned approximately 5.9 percent and 6.9 percent, respectively, of the common stock of Host Marriott. J.W. Marriott, Jr. is presently a director of Host Marriott, with a term expiring in May 2002, but is not standing for reelection. Richard E. Marriott, who has announced his intention to resign from our Board of Directors in May 2002, is the Chairman of the Board of Host Marriott.

    Pursuant to agreements with Host Marriott, in 2001 we:

    . operated lodging properties owned or leased by Host Marriott;

    . guaranteed Host Marriott's performance in connection with certain obligations; and

    . provided Host Marriott with various administrative and consulting services and a sublease of office space at the Marriott headquarters building.

    Lodging. We recognized sales of $2,440 million and operating profit (before corporate expenses and interest) of $162 million in 2001 from our operation of lodging properties owned or leased by Host Marriott. During 2001, Host Marriott also served as the general partner or managing member of several unconsolidated entities, including the Courtyard Joint Venture, that own lodging properties. We recognized sales of $546 million and operating profit (before corporate expenses and interest) of $40 million in 2001 from our operation of these lodging properties. We also leased land to certain of these partnerships and recognized land rent income of $19 million in 2001. Included above in amounts recognized from lodging properties owned by unconsolidated entities are sales of $316 million, operating profit (before corporate expenses and interest) of $25 million, and land rent income of $18 million attributable to the Courtyard Joint Venture in 2001.

    Assuming that the modifications being negotiated with Host Marriott will be made, our lodging operating agreements with Host Marriott and the Courtyard Joint Venture will continue to reflect current market terms and conditions for arrangements between managers and owners of very large hotel portfolios of similar quality.

    Financing. We have provided financing to Host Marriott for a portion of the cost of acquiring properties to be operated or franchised by us and may continue to provide financing to Host Marriott in the future. In 2001, we recognized $1 million in interest and fee income from loans to Host Marriott. At December 28, 2001, the outstanding principal balance of loans to Host Marriott was $7 million. In addition, we recognized interest income of $26 million in 2001 on the $200 million mezzanine debt provided by us to the Courtyard Joint Venture.

    Guarantees.   We have guaranteed Host Marriott's performance to certain
lenders and other third parties. These guarantees were limited to $9 million at December 28, 2001 and consisted solely of guarantees of certain self-insurance liabilities. We have not been required to make any payments under these guarantees.

    Administrative Services. We also provide certain administrative and consulting services to Host Marriott, and sublease space at our headquarters building to Host Marriott. In 2001, we were paid approximately $3.8 million for these items, including reimbursements.

Transactions with Crestline Capital Corporation

    In conjunction with its December 1998 conversion to a REIT, Host Marriott spun off, in a taxable transaction, a new company called Crestline Capital Corporation ("Crestline"). After giving effect to a subsequent January 1, 2001 transaction, Host Marriott reacquired leasehold interests in the lodging properties it originally transferred to Crestline. Subsidiaries of Crestline continued to own all of the senior living communities previously owned by Host Marriott, and remained successors to Host Marriott under senior living community management agreements with us. We continue to manage the senior living communities that were owned by Crestline but sold to a third party on January 11, 2002. We believe that our senior living community operating agreements with Crestline reflect market terms and conditions existing at the time the agreements were entered into, and are substantially similar to operating agreements between us and other third parties for facilities of a similar type.

    At March 1, 2002, J.W. Marriott, Jr. and Richard E. Marriott and their respective immediate family members beneficially owned approximately 4.5 percent and 5.5 percent, respectively, of the common stock of Crestline. John
W. Marriott III, the son of J.W. Marriott, Jr., is a director of Crestline.

    In 2001 we recognized sales of $194 million and operating profit (before corporate expenses and interest) of $6 million from our management of senior living communities that are owned by Crestline. We also provide certain administrative and consulting services to Crestline, and in 2001 we were paid approximately $246,000, including reimbursements, for these services.

ITEM 2--RATIFICATION OF THE RESTATEMENT OF THE MARRIOTT INTERNATIONAL, INC.
                     1998 COMPREHENSIVE STOCK AND CASH INCENTIVE PLAN INCLUDING AN INCREASE OF 9 MILLION SHARES OF THE COMPANY'S CLASS A COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER THE 1998 PLAN

    On February 7, 2002, the Board approved, subject to shareholder ratification, the restatement of the 1998 Plan as the Marriott International, Inc. 2002 Comprehensive Stock and Cash Incentive Plan

(the "2002 Plan"), a copy of which is set forth in Appendix B. The 2002 Plan is substantially the same as the 1998 Plan, except for the changes described below. As one of the changes, the Company is asking shareholders to ratify an increase in the number of shares authorized for issuance under the 2002 Plan by 9 million shares. This amendment would increase the number of shares authorized for issuance under the 2002 Plan from 71 million to 80 million. At March 1, 2002, approximately 66 million shares of the Company's Class A common stock had been issued under the 1998 Plan, approximately 49 million shares were subject to outstanding awards and approximately 5 million shares remained available for future issuance.

    The purpose of the 2002 Plan is to promote and enhance the long-term growth of the Company by aligning the interests of the employees and directors of the Company with those of the Company's stockholders. The proposed share increase will ensure that a sufficient reserve of Class A common stock is available under the 2002 Plan to attract and retain the services of key individuals essential to the Company's long-term growth and success. We maintain no other plans providing for the grant of stock awards other than the 1998 Plan, which has been amended and renamed the 2002 Plan, subject to shareholder approval.

    Old Marriott shareholders approved the 1998 Plan at a special meeting on March 17, 1998. The 1998 Plan became effective on March 28, 1998, immediately following the Spin-Off of the Company from Old Marriott.

    The principal terms of the 2002 Plan, including changes to the 1998 Plan are summarized below.

  Shares Available under the Plan

    The 1998 Plan currently provides for the issuance of 71 million shares of the Company's Class A common stock. Approximately 36.7 million shares of the original share authorization for the 1998 Plan were used to convert then-existing awards under Old Marriott's 1996 Comprehensive Stock Incentive Plan following the Spin-Off, leaving approximately 19.3 million shares available for new awards since March 28, 1998. During 1998, 1999, 2000, 2001 and 2002 awards were granted with respect to approximately 7.4 million shares,
7.8 million shares, 6.0 million shares, 5.8 million shares, and 8.0 million shares, respectively, under the 1998 Plan.

    The 2002 Plan provides that no employee will be eligible to receive awards covering more than 750,000 shares of Common Stock (up from 500,000 under the 1998 Plan) in any one fiscal year (excluding for this purpose any conversion awards in connection with the Spin-Off described below). The number of shares available and subject to outstanding awards, as well as this limitation will be appropriately adjusted by the Compensation Policy Committee in the event of any change in capitalization, such as a stock split, or a corporate transaction, such as a merger, consolidation, separation, including a spinoff or other distribution of stock or property of the Company, any reorganization (whether or not taxable) or any partial or complete liquidation of the Company. The 1998 Plan required that no more than 20% of the shares available will be issued with respect to awards other than stock options and non-employee director awards. The 2002 Plan removes this restriction to allow greater flexibility for the Compensation Policy Committee to design competitive compensation packages for employees.

  Administration

    The 2002 Plan is administered by the Compensation Policy Committee appointed by the Board of Directors of the Company, the members of which are non-employee directors of the Company. The

Compensation Policy Committee has broad discretion to determine the employees eligible for awards and the type of awards to be granted and to interpret the provisions of the 2002 Plan. The 2002 Plan provides that, upon a change in control of the Company, the Compensation Policy Committee or the Board will provide for the substitution, vesting, distribution, exercise, cancellation or exchange for value of the outstanding awards.

  Eligibility

    Employees of the Company (including employees who are also members of the Board) are eligible to participate in the 2002 Plan. The Compensation Policy Committee has discretion to determine which employees will receive awards. Non-employee directors of the Company are eligible solely for purposes of receiving certain director stock awards and making deferral elections with respect to director fees. In addition, employees and non-employee directors of the Company, and certain individuals who are former employees of the Company and its predecessors, received certain conversion awards in connection with the Spin-Off.

  Type of Awards

    Stock Option Awards. Under the 2002 Plan, options may be granted to employees that either qualify or do not qualify (nonqualified awards) for tax treatment as "incentive stock options" within the meaning of Section 422 of the Code. All outstanding stock option awards under the 2002 Plan are nonqualified. The option price may not be less than 100 percent of the fair market value of Class A common stock on the date the option is granted. The 2002 Plan prohibits repricing of option awards. Approximately 3,000 employees are eligible for the management stock option awards program.

    Each option may have a term of up to 15 years, as determined by the Compensation Policy Committee. Since February 2001, stock options have been issued with a 10-year term; stock options issued prior to that have 15-year terms. If an optionee ceases to be an employee or goes on leave of absence for more than 12 months (except in the case of a leave approved by the Compensation Policy Committee) while holding an exercisable option, the option will terminate if not exercised within the following three months. Nonqualified options granted to optionees who subsequently become "approved retirees" (termination of employment by reason of permanent disability or retirement with approval from the Compensation Policy Committee after 20 years of service or after attaining age 55 with 10 years of service and while a noncompetition agreement is honored) will continue to vest and will not expire until the earlier of (i) the expiration of the option in accordance with its original term or (ii) five years from the date of termination of employment. (Prior to amendment, the 1998 Plan provided one year for exercise of a vested option by an employee who terminated by reason of permanent disability.) If an optionee dies while employed by the Company more than one year after the date the options are granted, the remaining options may be exercised until the earlier of the expiration date for such options or one year after the optionee's death. If an optionee dies while an approved retiree, all the optionee's options become fully vested and may be exercised until the earlier of the expiration date for such options or one year after the optionee's death. If an optionee who is not an approved retiree dies after termination of employment, the optionee's remaining options may be exercised to the same extent and during the same period that the optionee could have exercised the options if the optionee had not died.

    Restricted Stock Awards. The 2002 Plan provides additional compensation incentives to key employees in the form of shares of restricted stock of the Company. Approximately 50 key employees are eligible to receive restricted stock awards based on the Compensation Policy Committee's

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

guidelines. Delivery of shares is subject to the lapse of a restriction period, continued employment with the Company and satisfaction of such other requirements as may be imposed by the Compensation Policy Committee, including, but not limited to, achievement of specific performance objectives of the Company, the business unit or the individual. A percentage of the shares subject to an award of restricted stock, as determined by the Compensation Policy Committee, may be released from restriction following an employee's retirement with the Committee's approval at or beyond age 55 with 10 years of service or with 20 years of service. Shares are also released from restriction upon the employee's death or permanent disability.

    Deferred Stock Awards. Deferred shares of Class A common stock may be granted to employees annually as Deferred Stock Bonus Awards or Deferred Stock Agreements. The Compensation Policy Committee decided to suspend Deferred Stock Bonus Awards indefinitely commencing with the 2001 fiscal year. Approximately 85 key employees are eligible for Deferred Stock Agreements.

    Deferred Stock Bonus Awards previously granted represented a part of the annual performance bonus awards to employees. Eligible award recipients were able to elect either a current award or a deferred award. A current award is distributed in 10 annual installments commencing one year after the award is granted. Any undistributed shares subject to a current award are forfeited and the award terminated if the employee's employment with the Company is terminated for any reason other than termination of employment at or beyond age 55 with 10 years of service, termination of employment after 20 years of service with retirement approval from the Compensation Policy Committee, permanent disability or death. Any undistributed shares not subject to forfeiture continue to be paid to the employee or the employee's beneficiary under the distribution schedule that would have applied to those shares if the employee had not terminated employment, or over such shorter period as the Compensation Policy Committee may determine.

    A deferred award will be distributed to the recipient, as elected by such recipient, either in a lump sum or in up to 10 installments beginning the January following termination of employment. Deferred award shares contingently vest pro rata in annual installments commencing one year after the award is granted to the employee, and continuing on each January 2 thereafter until the expiration of a 10-year period from the commencement date. All shares subject to the deferred award will vest upon termination of employment after reaching age 55 with 10 years of service, termination of employment after 20 years of service with retirement approval from the Compensation Policy Committee, permanent disability or death. Vesting will stop when employment terminates for any other reason.

    Vested deferred shares awarded pursuant to a Deferred Stock Agreement are distributed in 10 consecutive annual installments or over such shorter period as the Compensation Policy Committee may direct. The distribution will commence in the January following the date the employee retires or becomes permanently disabled or otherwise ceases to be an employee of the Company. Under some awards, distribution is deferred to age 65 following cessation of employment. Shares vest contingently over a specified term or in pro rata annual installments until age 65. A percentage of the shares subject to a Deferred Stock Agreement, as determined by the Compensation Policy Committee, will vest following an employee's retirement with the Committee's approval at or beyond age 55 with 10 years of service or with 20 years of service. Shares also vest upon the employee's death or permanent disability.

    Special Recognition Stock Awards. The 2002 Plan provides for awards designed to provide recognition of employee performance for special efforts on behalf of the Company. While all full-time, nonunion employees will be eligible, actual awards are limited in the discretion of the Compensation Policy Committee.

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

    Other Awards. The Compensation Policy Committee may grant to employees any other awards denominated or payable in cash, Class A common stock, a Class A common stock equivalent or appreciation unit or security convertible into Class A common stock or in any combination of these forms. The other share-based awards may be issued alone or in tandem with other awards and made subject to any terms and conditions as determined by the Compensation Policy Committee and specified in the award agreements. The Compensation Policy Committee also may grant cash performance-based awards not based on Class A common stock on such terms and conditions as the Committee shall determine. No individual may receive a payment with respect to a cash performance-based award in excess of $4 million in any calendar year.

    Performance Measures. In order to comply with the requirements for exclusion from the limit on the tax deduction of executive compensation under
Section 162(m) of the Code, the Compensation Policy Committee may condition the grant or payment of awards to employees on the attainment of performance objectives. Under the 1998 Plan, the performance objectives are measured by one or more of the following factors regarding the Company or the applicable business unit: (i) consolidated cash flows, (ii) consolidated financial reported earnings, (iii) consolidated economic earnings, (iv) earnings per share of Class A common stock, (v) business unit financial reported earnings,
(vi) business unit economic earnings, (vii) business unit cash flow, and (viii) appreciation in the price of the Company's Class A common stock, considered alone or as measured against the performance of a group of companies approved by the Compensation Policy Committee. The 2002 Plan adds to this list performance objectives measured by one or more of the following factors: (i) return on invested capital, (ii) consolidated earnings before interest, taxes, depreciation and amortization ("EBITDA"), and (iii) business unit EBITDA.

    Directors' Stock Awards and Fee Deferral Elections. The Board may, after each annual meeting of the shareholders, designate non-employee directors who will receive awards of deferred shares of Class A common stock. The awards are fully vested when granted. The awards are distributed in shares of Class A common stock over a ten-year period following retirement from the Board. Non-employee directors are directors who are not full-time, salaried employees of the Company.

    The 2002 Plan also provides for the deferral of fees for non-employee directors at their election. The election must be made prior to an Annual Meeting and remains in effect until the next Annual Meeting. The amounts deferred are credited, as of the date of deferral, to a bookkeeping account as stock units. The number of stock units credited to the account is equal to the fee amount divided by the per share value of Class A common stock on the date the fee amount would have been paid. The stock units are fully vested when credited to the accounts. The accounts are credited with additional stock units as of each dividend payment date on the Class A common stock, to reflect the dividend payment payable on shares of Class A common stock. Upon a non-employee director's resignation, retirement or death (or if the non-employee director is not re-elected), the stock units in the director's account will be paid in an equal number of shares of Class A common stock in a lump sum or in equal annual installments over a period as elected by the director.

    The 2002 Plan also provides for non-employee directors to elect to receive all or any part of his or her annual retainer in the form of a stock option. The stock option, if elected, has a value, determined by the Compensation Policy Committee based on a Black-Scholes option pricing model, equal to the amount of the annual retainer the non-employee director elects to receive in the form of a stock option. The election is made on or before each Annual Meeting and the valuation is made as of the first full trading day following the Annual Meeting (the date of the grant). The option becomes fully vested on

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the date of the next Annual Meeting. The exercise price is the fair market value of a share of Class A common stock on the date of grant.

    Non-employee directors are not eligible for other stock awards.

    Conversion Awards. Pursuant to agreements entered into in connection with the Spin-Off, certain conversion awards were made under the 1998 Plan in shares of Class A common stock, in replacement of certain awards denominated in shares of Class A common stock of Old Marriott outstanding on the effective date of the Spin-Off and held by individuals who were not employees of Old Marriott after the Spin-Off. These conversion awards are administered under the 2002 Plan. The awards are subject to the terms and conditions substantially similar to those governing the awards as they were in effect before the Spin-Off. Approximately 4,000 individuals, including ten directors, received conversion awards under the 1998 Plan, covering a total of approximately 36.7 million shares of Class A common stock.

    Federal Income Tax Consequences. The following is a brief description of the federal income tax consequences generally arising with respect to stock option awards that may be granted under the 2002 Plan. This discussion is intended for the information of shareholders considering how to vote at the Annual Meeting and not as tax guidance to participants in the 2002 Plan.

    To the extent that any option does not satisfy the requirements for an incentive stock option, it will be treated as a nonqualified stock option. An option holder generally will not recognize income for federal income tax purposes at the time a nonqualified stock option is granted and generally will recognize ordinary income upon exercise of a nonqualified stock option in an amount equal to the difference between the fair market value of the Class A common stock on the exercise date and the exercise price. When shares acquired upon exercise of a nonqualified stock option are sold or otherwise disposed of, the option holder will recognize gain (or loss) equal to the difference between the amount realized and the option holder's tax basis in the shares. An option holder's tax basis in shares of Class A common stock received upon exercise of a nonqualified stock option generally is the sum of the exercise price paid and the ordinary income recognized as a result of exercising the nonqualified stock option. The Company will be entitled to a deduction for federal income tax purposes with respect to the exercise of a nonqualified stock option at the same time and in the same amount as ordinary income is recognized by the option holder.

    An option holder will not recognize ordinary taxable income upon the grant or exercise of an incentive stock option. However, the option holder may be subject to the alternative minimum tax upon exercise of an award that qualifies as an incentive stock option. Upon sale of the shares acquired upon exercise of an incentive stock option, any gain recognized will be taxed as capital gain if such shares have been held for at least two years from the date the incentive stock option was granted and at least one year from the date the shares were transferred to the option holder. Any sale or other disposition of the shares acquired upon exercise of an incentive stock option prior to the expiration of the holding period described in this paragraph is deemed a "disqualifying disposition" unless the option is exercised after the option holder's death by the option holder's estate or by the person who acquired the right to exercise the option by reason of the option holder's death. Upon a disqualifying disposition, an option holder will recognize ordinary income in an amount equal to the lesser of (a) the excess of the fair market value of shares on the date the option was exercised over the exercise price or (b) the excess of the amount realized upon such disposition over the exercise price. If the amount realized exceeds the fair market value of the shares on the date of the exercise, the excess will be treated as capital gain. An option holder's tax basis in shares of Class A common stock received upon exercise of

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

an incentive stock option is equal to the exercise price paid. The Company will not be entitled to a deduction for federal income tax purposes at the time an incentive stock option is granted or exercised or, unless a disqualifying disposition has occurred, at the time the shares acquired upon exercise of an incentive stock option are sold. If an option holder makes a disqualifying disposition, the Company will be entitled to take a deduction at the same time and in the same amount as the ordinary income recognized by the option holder.

    The Board recommends a vote FOR ratification of the restatement of the Marriott International, Inc. 1998 Comprehensive Stock and Cash Incentive Plan, including an increase of 9 million shares of the Company's Class A common stock authorized for issuance under the 1998 Plan.

ITEM 3--SHAREHOLDER PROPOSAL TO ADOPT CUMULATIVE VOTING FOR ELECTION OF
        DIRECTORS

    Mrs. Evelyn Y. Davis (Editor of Highlights and Lowlights, Watergate Office Building, 2600 Virginia Avenue, NW, Suite 215, Washington, D.C. 20037), a shareholder who owns 400 shares of Company Class A common stock, has notified the Company of her intention to propose the following resolution at the Annual Meeting of Shareholders:

        "RESOLVED: That the stockholders of Marriott International, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit."

    In support of the resolution, Mrs. Davis has submitted the following statement:

        "Many states have mandatory cumulative voting, so do National Banks. In addition, many corporations have adopted cumulative voting. Last year the owners of 33,321,030 shares, representing approximately 18% of shares voting, voted FOR my proposal.

        "If you AGREE, please mark your proxy FOR this resolution."

Board Response

    The Board, and the Nominating and Corporate Governance Committee, have considered this proposal. The Board recommends that shareholders vote against it for the following reasons.

    Each director of the Company currently is elected by the holders of a majority of the voting power of the Company's shares. This permits the directors to administer the affairs of the Company for the benefit of all shareholders. The Board believes that cumulative voting is undesirable, because it is directed toward the election of one or more directors by a special group of shareholders. The subset of shareholders or special group electing a director by cumulative voting may seek to have that director represent those shareholders' or group's special interest, rather than the interests of the shareholders as a whole. This partisanship among directors and special interest voting could interfere with the effectiveness of the Board and could be contrary to the interests of the Company and its shareholders as a whole.

    The majority of states, including Delaware, where the Company is incorporated, do not require cumulative voting. The Company's present method of electing directors is employed by over 90% of

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

companies listed in the Standard and Poor's 500 Index and by most companies listed on the New York Stock Exchange. The Board believes that this method is appropriate to ensure that directors will represent all the shareholders, and not just a particular group.

    The Board recommends a vote AGAINST this proposal.

ITEMS 4 AND 5-- SHAREHOLDER PROPOSALS WITH RESPECT TO CERTAIN ATTRIBUTES OF
                INDIVIDUALS TO BE DIRECTORS OR MEMBERS OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

    The Company received two separate but similar shareholder proposals from International Brotherhood of Electrical Workers' Pension Fund ("IBEW") and Massachusetts Laborers' Pension Benefit Fund.

ITEM 4

    IBEW (1125 15/th Street, NW, Washington, D.C. 20005), a shareholder that owns 8,769 shares of Company Class A common stock, has notified the Company of its intention to propose the following resolution at the Annual Meeting of
Shareholders: /

    "RESOLVED, that the shareholders of Marriott International, Inc. ("Company") request that the Company's Board of Directors set a goal of establishing a board of directors with at least two-thirds of its members being independent directors. The Board should pursue this goal and transition to an independent Board through its power to nominate candidates to stand for election by shareholders. For purposes of this resolution, a director would not be considered independent if he or she is currently or during the past five years has been:

    . Employed by the Company or an affiliate in an executive capacity;

    . Employed by a firm that is one of the Company's paid advisors or consultants;

    . Employed by a significant customer or supplier;

    . Employed by a tax-exempt organization that receives significant contributions from the Company;

    . Paid by the Company pursuant to any personal services contract with the Company;

    . Serving in an executive capacity or as a director of a corporation on which the Company's chairman or chief executive officer is a board member; or

    . Related to a member of management of the Company."

    In support of the resolution, IBEW has submitted the following statement:

    "The board of directors plays a critical role in determining a company's long-term success. A board helps meet the challenge of maximizing long-term corporate value through those roles attributed to it by law and regulation. A board serves as management monitor, working to assemble a well-qualified senior management team. In conjunction with senior management, a board contributes to the development and implementation of a corporation's competitive strategies, while also serving as the architect of an executive compensation plan that provides necessary incentives and rewards to accomplish long-term corporate success. The board of directors must operate independently of the corporation's chief executive officer and senior management if it is to fulfill its duty to hire, oversee, compensate, and, if necessary, replace management. Independence has been referred to as "a director's greatest virtue" (Robert Rock,

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

    Chair of National Association of Corporate Directors, "Directors and Boards," Summer edition 1996) and we believe independent boards are better positioned to remove non-performing senior executives.

    "In order to best fulfill its responsibilities and ensure the corporation's long-term success, we believe that at least two-thirds of a board's members should be "independent" directors. The Company's Board of Directors as presently composed does not meet the two-thirds independence standard. Five of ten board members are not independent. Richard Marriott is related to a member of management. J.W. Marriott and Mr. Shaw are employed by the Company in an executive capacity. Dr. Henry Cheng Kar-Shun and members of his family, according to the Company's Proxy statement, "directly or indirectly owns or leases hotel properties that are operated by subsidiaries of the Company." Mr. Pearce serves as Vice Chairman of the Board of General Motors, on whose Board J.W. Marriott also serves.

    "As long-term shareholders, we believe an independent board best represents shareholders. Adoption of this resolution would encourage our company to work towards this goal. We urge you to support this resolution."

ITEM 5

    Massachusetts Laborers' Pension Fund (14 New England Executive Park, Suite 200, P.O. Box 4000, Burlington, Massachusetts 01803-0900), a shareholder that owns approximately 1,500 shares of Company Class A common stock, has notified the Company of its intention to propose the following resolution at the Annual Meeting of Shareholders:

    "RESOLVED, that the shareholders of Marriott International, Inc. ("Company") hereby request that the Company Board of Directors adopt an Independent Board Nominating and Corporate Governance Committee Policy that provides for a transition to a Nominating and Corporate Governance Committee composed entirely of independent directors as Committee openings occur."

    Massachusetts Laborers' Pension Fund included the same definition for determining who is considered an "independent director," as the definition of such term included in the proposal of the IBEW set forth above.

    In support of the resolution, Massachusetts Laborers' Pension Fund has submitted the following statement:

    "A Board of Director's Nominating and Corporate Governance Committee is charged with the role of selecting candidates for the corporation's board. The board of directors fulfills the vital function of hiring, monitoring, compensating and, when necessary, replacing senior management. It participates with and oversees management as it first develops and then executes the corporation's strategic plans.

    "The Nominating and Corporate Governance Committee performs the important task of seeking out, interviewing and ultimately recommending new board nominees that will stand for election by the shareholders. The Board Nominating Committee should be composed entirely of directors independent of management who can take the necessary actions to seek, nominate, and present new director candidates to the shareholders. The definition of "independent" director advanced in the resolution will ensure that those members of our Company's Nominating Committee will be

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

    totally independent of management and best able to undertake their responsibilities in developing an independent Board focused on the Company's long-term success.

    "Implementation of this resolution would strengthen the process by which director nominees are selected at our Company. At present, our Company's Nominating and Corporate Governance Committee includes Mr. Harry Pearce. Mr. Pearce serves on the company's Nominating and Corporate Governance Committee, while at the same time, J. W. Marriott, Jr., the Company's CEO, serves on the compensation Committee of General Motors. Mr. Pearce is Vice Chairman of the Board of General Motors.

    "As long-term shareholders, we urge your support of this important corporate governance reform that we believe will contribute to the Company's long-term success."

Board Response To Items 4 and 5

    The Board, and the Nominating and Corporate Governance Committee, have considered these proposals. The Board recommends that shareholders vote against them for the following reasons.

    We strongly believe in the importance of a diverse and highly qualified board of directors. A sizable majority of the Board consists of persons who would satisfy any reasonable test of independence, including the definition used by the New York Stock Exchange. We note that there are only two Company employees on the Board of Directors and neither is on the Nominating and Corporate Governance Committee. In addition, Mr. Pearce resigned as an executive officer of General Motors Corporation on May 29, 2001 and is no longer a board member of General Motors Corporation as of June 5, 2001. We have been well served by our present policy on board and committee membership, which selects nominees for election based on a variety of criteria, including overall business experience and specific expertise, and gives due consideration to any relationships with the Company. Any material relationships between the Company and any director are disclosed under Securities and Exchange Commission rules.

    Adoption of these proposals would unduly restrict the candidates available for service on the Board. The proposals also would limit consideration of candidates who have sound judgment, extensive experience, and a thorough knowledge of the operations of the Company. The proposals would, for example, apply to highly qualified persons simply because they are employed by companies that do business with us. The proposals could also inhibit us from obtaining services from another company simply because one of its employees is a current Company director. The Board believes that the Company's current policies regarding the independence of directors and the independence of members of the Company's Nominating and Corporate Governance Committees are appropriate.

    The Board recommends a vote AGAINST Items 4 and 5.

ITEM 6--SHAREHOLDER PROPOSAL TO CREATE A COMMITTEE OF INDEPENDENT DIRECTORS TO PREPARE A REPORT DESCRIBING RISKS TO SHAREHOLDERS OF OPERATING AND/OR FRANCHISING HOTELS IN MYANMAR

    American Federation of Labor and Congress of Industrial Organizations ("AFL-CIO") (815 16/th Street, NW, Washington, D.C. 20006), a shareholder that owns 200 shares of Company Class A / common stock, has notified the Company of its intention to propose the following resolution at the Annual Meeting of Shareholders:

    "RESOLVED: The shareholders of Marriott International, Inc. ("Marriott" or the "Company") urge the Board of Directors to create a committee of independent directors to prepare a report at reasonable expense describing the risks to shareholders of operating and/or franchising hotels in Burma, including possible risks to Marriott's brand name resulting from association with human rights abuses in Burma."

    In support of the resolution, AFL-CIO has submitted the following statement:

    "According to the American Hotel and Lodging Association, Marriott operates and/or franchises two hotels in Burma, the Renaissance Inya Lake Yangon and the Ramada Hotel Yangon International Airport.

    "Burma has been ruled for over a decade by a military dictatorship widely condemned for human rights abuses. The U.S. government has banned new investment in Burma, and many U.S. companies have voluntarily withdrawn from the country. The United Nations, the U.S. Department of Labor, the International Labor Organization and various human rights groups have published reports on forced labor and other human rights violations in Burma.

    "In addition, numerous reports link the use of forced labor in Burma to the development of the tourism industry, one of the few sources of foreign exchange for the military regime. According to a 1998 report by the U.S. Department of Labor, 'there have been numerous allegations since 1994 that the Government of Burma has forced many thousands of people to contribute their labor to tourism development projects. Many hotels and other tourists facilities which the Government of Burma has built in more remote areas were also reportedly built with forced labor.' In February 2001, the U.S. Department of State also noted that there are 'reports that the Government used forced labor to construct infrastructure to support tourism.'

    "One of Marriott's most valuable assets is the Marriott brand name. According to the Company's 1999 annual report, 'The Marriott business model is focused not on bricks and mortar, but rather on building the value of our brands.' However, by operating in Burma, our Company may run the significant risk that the Marriott brand name may be associated with human rights abuses of the military regime, damaging the Company's most important asset. Indeed, Marriott is now subject to a nationwide boycott in the United States by the Free Burma Coalition, a coalition of student groups.

    "In 2000, Best Western International, one of the world's largest hotel brand companies, announced that it was withdrawing from Burma, removing its brand name from a hotel in Yangon. Best Western told reporters that the hotel would 'not operate as a Best Western Hotel until the political and social situation in [Burma] has stabilized,' and ruled out sublicensing any new hotels in Burma until 'civil rights' issues were solved.

    "Given Marriott's small investment in Burma, we are deeply concerned that the potential benefits of operating in Burma may be outweighed by significant risks to the Marriott brand name. Accordingly, we believe an assessment of the risks by a committee of independent directors is necessary.

    "We urge you to vote FOR this resolution."

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

Board Response

    The Board, and the Nominating and Corporate Governance Committee, have considered this proposal. The Board recommends that shareholders vote against it for the following reasons.

    We have a strong commitment to protecting human rights, both at home and abroad. The Board has adopted a Statement of Public Policy that states, "Marriott supports and respects the protection of human rights within the company's sphere of influence and ensures that our business operations are not complicit in human rights abuses." Under this Statement of Public Policy, the Company "supports and upholds the elimination of discriminatory practices with respect to employment and occupation; the elimination of all forms of forced and compulsory labor; [and] the effective abolition of child labor . . . ." Our commitment to human rights transcends local politics.

    We recognize that the government of Myanmar (in what formerly was known as Burma) has been criticized for issues related to civil rights. However, we do not believe that terminating our minor business contacts in Myanmar is an effective means to address this significant issue. We do not own any hotels in Myanmar. Our only connection to this country is through a management agreement for operation of two hotels in the capital city of Myanmar. Our involvement in this business interest resulted from our 1997 acquisition of the Renaissance Hotel Group N.V. Formerly, we were a party to another management agreement for another hotel in the same city, but we have terminated that agreement. None of these hotels are located in the remote areas where the proposal indicates that forced labor was used to develop resorts, and no forced labor has been employed at the hotels at least since our involvement.

    We believe that the employees who work at the hotels subject to the existing management agreement benefit from our involvement with those properties. We are proud of the steps we take to train our employees and advance their careers in the hospitality industry. While terminating the management agreement would not necessarily result in the termination of these employees' jobs, it would mean that they would not have continued access to the benefits and opportunities for career advancement that we provide our employees.

    In light of our favorable treatment of employees, our record of supporting and advancing the careers of our employees everywhere, and the small size of our business contacts in Myanmar, we do not believe that there is a risk that we will become "associated with" human rights abuses in Myanmar. Accordingly, we believe that the assumption underlying the proposal - that there is a risk to the Marriott brand name from our minor contacts with Myanmar - is ill-founded, and that endeavoring to prepare a report on any such risks is not a useful expenditure of corporate funds or management effort.

    The Board recommends a vote AGAINST this proposal.

ITEM 7--SHAREHOLDER PROPOSAL TO ADOPT, IMPLEMENT AND ENFORCE A
         WORKFORCE CODE OF CONDUCT BASED ON THE INTERNATIONAL          LABOR
ORGANIZATION'S CONVENTIONS ON WORKPLACE HUMAN          RIGHTS

    Hotel Employees & Restaurant Employees International Union ("HERE") (1219 28/th Street, NW, Washington, D.C. 20007), a shareholder that owns 70 shares of Company Class A common stock, has /

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

notified the Company of its intention to propose the following resolution at the Annual Meeting of Shareholders:

    "The shareholders urge the Board of Directors to adopt, implement and enforce a workplace code of conduct based on the International Labor Organization's ("ILO") Conventions on workplace human rights, including the following principles:

    1. All workers shall have the right to form and join trade unions and to bargain collectively (ILO Conventions 87 and 98).

2.  Workers' representatives shall not be the subject of discrimination and shall have access to all workplaces necessary to enable them to carry out their representation functions (ILO Convention 135)."

    In support of the resolution, HERE has submitted the following statement:

    "The success of Marriott International's business depends on consumer and governmental goodwill. According to Marriott's 2000 annual report, the Company's growth 'is fueled by customer preference for our hotels and by owner and franchisee demand for our brands.' Since the Marriott's [sic] brand name is one of the Company's most significant assets, Marriott would benefit from adopting and enforcing a code of conduct based on ILO conventions that would ensure that the Company is not associated with human rights violations in the workplace. Such action would protect the Company's brand name and/or its relationships with its customers and the numerous governments under which the Company operates and with which it may do business.

    "The risk that Marriott could be associated with workplace human rights violations is potentially high. For example, Marriott International manages and/or franchises hotels in Burma, China, Saudi Arabia, Qatar, and the United Arab Emirates where, according to the United States Department of State and International Confederation of Free Trade Unions, labor rights are not adequately protected by law and/or public policy.

    "In addition, Marriott's respect for labor rights has been questioned in the United States. For example, in a report published in 2000, Human Rights Watch cited the Company's labor dispute at the San Francisco Marriott Hotel as a case study of 'violations of workers' freedom of association.' The San Francisco property is currently the subject of a boycott.

    "We urge you to vote FOR this resolution."

Board Response

    The Board, and the Nominating and Corporate Governance Committee, have considered this proposal. The Board recommends that shareholders vote against it for the following reasons.

    We are committed to providing a fair and productive workplace through a continuing partnership with our employees. We believe that our success in these efforts is demonstrated by our widespread recognition as a diverse and desirable place to work. Recent accolades for our commitment to our employees include recognition by Fortune magazine as one of the "100 Best Companies to Work For" as well as one of the "Top 50 Companies For Minorities," receipt of the prestigious 2002 Catalyst Award for demonstrated success in advancing women's leadership in the workplace, recognition as one of the 50 best companies to work for in Canada for 2002 according to the Globe and Mail's "Report on Business" magazine, being named one of the ten best companies for working mothers by Working Mother magazine and being on their best companies list for the eleventh consecutive year and inclusion on the list of "The 50 Best Companies for Latinas to Work for in the US," as compiled by LatinaStyle magazine.

    In light of our existing commitment to our employees, we believe that adoption of a workplace code of conduct based on ILO Conventions would be a step in the wrong direction. The conventions advocated by the proposal in many cases are not designed for private employers, such as the Company, but instead are intended for government employees. In addition, we believe that it would be difficult, if not impossible, to reconcile a uniform code of conduct based on the ILO Conventions with the laws of each of the 63 countries and territories where we operate. Finally, we believe that changing our existing employee policies would be costly and disruptive without delivering any corresponding benefit given the success we continue to enjoy with our existing programs.

    Although this proposal refers to human rights concerns, we do not view this proposal as questioning our commitment to human rights. In fact, the Board has adopted a Statement of Public Policy affirming that, "Marriott supports and respects the protection of human right within the company's sphere of influence and ensures that our business operations are not complicit in human rights abuses." We are committed to supporting human rights and maintaining our hotels as diverse and desirable places to work. We believe it is no coincidence that the proposal was submitted by the parent of a local union that is involved in collective bargaining negotiations with us. We believe this proposal, rather than promoting shareholder value, in fact would detract from it.

    The Board recommends a vote AGAINST this proposal.

ITEM 8--SHAREHOLDER PROPOSAL TO ADOPT A POLICY THAT IN THE FUTURE
          INDEPENDENT ACCOUNTANTS WILL PROVIDE ONLY AUDIT SERVICES TO THE COMPANY AND NO OTHER SERVICES

    Financial Investors Trust (370 17/th Street, Suite 3100, Denver, Colorado 80202-5627), a shareholder that owns 16,746 shares of Company Class A common stock, has notified the Company of its intention to propose the following resolution at the Annual Meeting of Shareholders: /

    "RESOLVED: That the shareholders of Marriott International, Inc. request that the Board of Directors adopt a policy that in the future the firm that is appointed to be the Company's independent accountants will only provide audit services to the Company and not provide any other services."

    In support of the resolution, Financial Investors Trust has submitted the following statement:

    "The Securities and Exchange Commission passed new proxy statement rules that took effect February 5, 2001, which require companies to disclose how much they pay their accounting firms for audit services and non-audit services.

    "According to a Wall Street Journal article of April 10, 2001: 'The nation's biggest companies last year paid far more money than previously estimated to their independent accounting firms for services other than auditing, newly disclosed figures show, renewing questions about whether such fees create conflicts of interest for auditing firms....At issue: How objective can an accounting firm be in an audit when it is also making millions of dollars providing the client with other services.'

    "That Wall Street Journal article reported that of the 307 S&P 500 companies it had surveyed, the average fees for non-audit services were nearly three times as big as the audit fees. The Company's 2001 proxy statement disclosed that it had paid its independent auditor - Arthur Andersen LLP - $1 million for audit work and $30.2 million directly and indirectly for additional work [$4.8 million directly and $25.3 million indirectly for financial systems design and implementation fees by Accenture (formerly Andersen Consulting) before Arthur Andersen LLP divested Accenture].

    "When the SEC was seeking comments on its accountant disclosure rules, substantial institutional investors urged that auditors should not accept non-audit fees from companies.

    "It is respectfully submitted that it would be in the best interests of the Company's shareholders if the Board of Directors adopts a policy that in the future any firm appointed to be the Company's independent accountants shall only provide audit services to the Company and not provide any other services."

Board Response

    The Board, and the Nominating and Corporate Governance Committee, have considered this proposal. The Board recommends that shareholders vote against it for the following reasons.

    We believe that it is in our shareholders' best interests to maintain the flexibility to determine the most suitable vendor for services that we require. In making those determinations, we are able to consider a wide range of factors, such as cost, efficiency, expertise, familiarity with the Company, and protection of trade secrets and other confidential information. Applying these and other criteria, the Board in the past has determined that non-audit services provided by the independent accountants can be high-quality, focused and cost-efficient, especially when the independent accountants' expertise in a particular field is coupled with its knowledge of our business operations and our financial systems. Among the services which our independent accountants have provided in the past, which would fall outside of the Security and Exchange Commission's narrow definition of "audit services," are tax compliance and consultation services, statutory audits of subsidiaries, acquisition due diligence, transaction and accounting consultation and assistance with registration statements.

    Although we recognize that by retaining our independent accountants for non-audit services, we must address concerns about any appearance of a conflict of interest with the audit role of the independent accountants, we already have established and well-recognized procedures in place to monitor and preserve accountants' independence. For example, the Audit Committee of the Board receives written disclosures provided for under Independence Standards Board Standard No. 1 (a board formed by the SEC and the American Institute of Certified Public Accountants to address independence matters affecting public companies' audit firms), relating to relationships that may bear on the accountants' independence. Consistent with Standard No. 1, the Audit Committee and the Company's accountants regularly discuss the accountants' independence in light of those written disclosures. Taking into account these procedures, the Audit Committee each year specifically considers whether the accountants' provision of non-audit services is compatible with maintaining the accountants' independence. Furthermore, as required by the rules of the Securities and Exchange

Commission, we disclose the amount of fees paid to our accountants for non-audit services (See page 16 of this proxy statement). We also provide shareholders an opportunity to provide their views on our selection of independent accountants, by seeking annual shareholder ratification of our selection. We believe these procedures facilitate Board oversight and robust discussion on issues that might affect the accountants' independence.

    Retaining the flexibility to hire our independent accountants for non-audit services is also consistent with the position stated by the Securities and Exchange Commission in December 2000 when it amended its auditor independence rules. After carefully considering the arguments on all sides, the SEC rejected a total ban on non-audit services and continued to permit auditors to provide a wide variety of non-audit services to their audit clients.

    The Board recommends a vote AGAINST this proposal.

                                 OTHER MATTERS

    The Company's management knows of no other matters which may be presented for consideration at the 2002 annual meeting. However, if any other matters properly come before the annual meeting, the persons named in the proxy intend to vote such proxy in accordance with their judgment on such matters.

    Any shareholder who desires a copy of the Company's 2001 Annual Report on Form 10-K may obtain one, without charge, by addressing a request to the Secretary, Marriott International, Inc., Dept. 52/862, Marriott Drive, Washington, D.C. 20058. The Company's copying costs will be charged if copies of exhibits to the 10-K are requested.

                                      BY ORDER OF THE BOARD OF DIRECTORS
                                      /s/ DOROTHY M. INGALLS
                                      Dorothy M. Ingalls
                                      Secretary

                                  APPENDIX A

                            AUDIT COMMITTEE CHARTER

I.  Composition and Terms of Office

    A. The Audit Committee (the "Committee") shall be appointed by the Board of Directors and shall be composed of at least three Directors, all of whom have no relationship to the Company that may interfere with the exercise of their independence from management and the Company ("Independent"). In addition to the definition of Independent provided here, additional restrictions apply to every Committee member as outlined in the Corporate Governance Listing Standards of the New York Stock Exchange and currently filed with the Securities and Exchange Commission.

    B. Each member of the Committee shall be financially literate as interpreted by the Board of Directors, or must become financially literate within a reasonable period of time after his or her appointment to the Committee. At least one member of the Committee must have accounting or related financial management expertise, as interpreted by the Board of Directors.

    C. The Chairman of the Committee shall be appointed by the Board of Directors. Members of the Committee shall serve until the next Annual Meeting of the Board of Directors or until their successors are appointed.

II. Meetings

    The Committee shall hold at least three regular meetings each year and such additional meetings as may be deemed necessary by the Committee Chairman. Minutes of each Committee meeting shall be submitted to the Board of Directors, and the Chairman of the Committee will report verbally to the full Board of Directors on matters discussed or any actions taken at the most recent Committee meeting.

    To provide access to the Committee for the internal auditors, independent accountants and key financial management, the Committee shall request, as deemed appropriate, attendance at its regular meetings or otherwise, of financial management, the head of Internal Audit ("Chief Audit Executive") and such other members of the Company's management as circumstances require. At least annually, the Committee shall meet separately with management, the Chief Audit Executive, and the independent accountants in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately.

III. Duties and Responsibilities

    A.  Risk Assessment and Control Environment

          The Committee shall:

       1. Periodically inquire of management, the independent accountants, and the Chief Audit Executive about significant risks or exposures and assess the steps management has taken to minimize such risk to the Company.

       2.  Consider and review with the independent accountants and Chief Audit

   Executive:

          . The adequacy of the Company's internal controls including information systems controls and security.

          . Related findings and recommendations of the independent accountants and Internal Audit together with management's responses.

       3. Review audit plans with the Chief Audit Executive and independent accountants and evaluate adequacy of proposed audit scope.

       4.  Review appointment and dismissal of Chief Audit Executive.

       5. Periodically review progress of the annual internal audit plan and key findings.

       6. Review with appropriate management, in-house counsel and the Chief Audit Executive, programs to ensure compliance with the Company's Ethical Conduct Policy (CP-1) and Business Conduct Guide.

    B.  Financial Reporting

          The Committee shall:

       1. Review the Company's Quarterly Report on Form 10-Q with financial management and the independent accountants prior to release of information to the public. The Committee may delegate this review responsibility to its Chairman.

       2. Review the Company's annual financial statements and, as appropriate, any other reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent accountants.

       3. Following completion of the annual audit, review with the independent accountants (and management, as appropriate) the following:

          . Their judgments of the quality and appropriateness of accounting principles and financial disclosure practices of the Company (including how the public's and shareholders' views of the Company may be affected by its choice of accounting principles and its financial disclosure practices).

          . Any disagreements with management over the application of accounting principles.

          . Accounting principles applied, especially significant estimates made by management or changes in accounting methods.

          . Significant related party transactions or other significant conflicts of interest.

          .   Significant audit adjustments.

          . Any difficulties encountered during the audit, including any restrictions on the scope of work or access to required information.

          . Any other matters related to the conduct of the audit to be communicated to the Committee under Generally Accepted Auditing Standards.

       4. Meet regularly with in-house counsel to discuss legal matters that may have a material impact on the financial statements. Meet with outside counsel as appropriate.

       5. Prepare the Audit Committee Report for annual inclusion in the Company's proxy statement, as required by the Securities and Exchange Commission. Submit the draft Report to the Board of Directors for approval.

       6. Prepare the Written Affirmation, as required by the Corporate Governance Listing Standards of the New York Stock Exchange, regarding the Committee members' independence and qualifications and the adequacy of the Audit Committee charter. Submit the draft letter to the Board of Directors for approval.

    C.  Relationship with Independent Accountants

          The Committee shall:

       1. Review the independent accountants' letter regarding independence (required by Independence Standards Board Standard No. 1, as it may be modified or supplemented). Discuss with the independent accountants their independence. Consider management's plans to engage the independent accountants to perform management advisory services, types of services to be rendered, estimated fees and actual fees charged.

       2. Annually confirm management's recommendation of the Company's independent accountants. Recommend appointment of independent accountants annually to the Board of Directors for submission to shareholders for approval. Ascertain that the independent accountant's annual arrangement letter, with respect to the audit of the Company's consolidated financial statements, is addressed to the Board of Directors.

    D.  Other Responsibilities

       1. Institute investigations of suspected improprieties on any material matter selected by the Committee, using special counsel or outside experts when necessary.

       2. Review with the Chief Audit Executive and appropriate management the effectiveness of controls relating to officer expenses and perquisites.

       3. At least annually, review and assess the adequacy of the Audit Committee Charter. Submit proposed revisions to the Board of Directors for approval. This should occur in conjunction with the Committee's preparation of the written affirmation to the New York Stock Exchange, as described in Section III.B.6. above.

                                  APPENDIX B

                         MARRIOTT INTERNATIONAL, INC.
               2002 COMPREHENSIVE STOCK AND CASH INCENTIVE PLAN

                                                                                  Page
                                          Contents                                ----
Article 1.  Establishment, Objectives, and Duration..............................  B-3
Article 2.  Definitions..........................................................  B-3
Article 3.  Administration.......................................................  B-7
Article 4.  Shares Subject to the Plan and Maximum Awards........................  B-7
Article 5.  Eligibility and Participation........................................  B-8
Article 6.  Stock Options........................................................  B-8
Article 7.  Restricted Stock..................................................... B-10
Article 8.  Deferred Stock....................................................... B-12
Article 9.  Special Recognition Stock Awards..................................... B-14
Article 10. Other Awards......................................................... B-14
Article 11. Performance Measures for Awards...................................... B-15
Article 12. Directors' Share Awards, Fee Deferral Elections, and Director Options B-16
Article 13. 1998 Conversion Awards............................................... B-18
Article 14. Beneficiary Designation.............................................. B-18
Article 15. Deferrals............................................................ B-18
Article 16. Rights of Participants............................................... B-18
Article 17. Amendment, Modification, and Termination............................. B-18
Article 18. Withholding.......................................................... B-19
Article 19. Indemnification...................................................... B-19
Article 20. Successors........................................................... B-20
Article 21. Legal Construction................................................... B-20

                         MARRIOTT INTERNATIONAL, INC.

               2002 COMPREHENSIVE STOCK AND CASH INCENTIVE PLAN

Article 1.  Establishment, Objectives, and Duration

    1.1 Establishment of the Plan. Marriott International, Inc. (the "Company"), hereby establishes an incentive compensation plan to be known as the "Marriott International, Inc. 2002 Comprehensive Stock and Cash Incentive Plan" (hereinafter referred to as the "Plan"), as set forth in this document.

    The Plan shall become effective as of the Effective Date, as defined below, and shall remain in effect as provided in Section 1.3 hereof.

    1.2 Purpose of the Plan. The purpose of the Plan is to promote and enhance the long-term growth of the Company by aligning the personal interests of Employees and Non-Employee Directors to those of Company shareholders and allowing such Employees and Non-Employee Directors to participate in the growth, development and financial success of the Company.

    The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of key individuals.

    1.3 Duration of the Plan. The Plan shall commence on the Effective Date, as described in Section 1.1 hereof, and shall remain in effect, subject to the right of the Board of Directors to amend or terminate the Plan at any time pursuant to Article 17 hereof, until all Shares subject to it shall have been purchased or acquired according to the Plan's provisions.

Article 2.  Definitions

    Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:

    2.1 "Allocation Agreement" means the Employee Benefits and Other Employment Matters Allocation Agreement by and between Marriott International, Inc. (To Be Renamed Sodexho Marriott Services, Inc.) and New Marriott MI, Inc. (To Be Renamed Marriott International, Inc.) dated as of September 30, 1997.

    2.1.1 "Annual Meeting" means the annual meeting of the stockholders of the Company at which Directors are elected.

    2.2 "Award" means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Restricted Stock, Deferred Stock Bonus Awards, Deferred Stock Agreements, Special Recognition Stock Awards, 1998 Conversion Awards, Other Share-Based Awards, Other Cash Performance-Based Awards, Non-Employee Director Share Awards, Stock Units, and Director Options.

    2.3 "Award Agreement" means an agreement entered into by the Company and each Participant setting forth the terms and provisions applicable to an Award granted under this Plan.

    2.4 "Beneficial Owner" or "Beneficial Ownership" shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

    2.5  "Beneficiary" means the person or persons designated pursuant to
Article 14 hereof.

    2.6 "Board" or "Board of Directors" means the Board of Directors of the Company.

    2.7 "Code" means the Internal Revenue Code of 1986, as amended from time to time.

    2.8 "Committee" means the Compensation Policy Committee of the Board, as specified in Article 3 herein, or such other Committee appointed by the Board to administer the Plan with respect to grants of Awards.

    2.9 "Company" means Marriott International, Inc., together with any and all Subsidiaries, and any successor thereto as provided in Article 20 herein.

    2.10 "Current Award" means a Deferred Stock Bonus Award granted under the terms and conditions described in Section 8.2(c) hereof.

    2.11 "Covered Employee" means a Participant who, as of the date of grant, vesting and/or payout of an Award, as applicable, is one of the group of "covered employees," as defined in the regulations promulgated under Code
Section 162(m), or any successor statute.

    2.12 "Deferred Award" means a Deferred Stock Bonus Award granted under the terms and conditions described in Section 8.2(b) hereof.

    2.13 "Deferred Stock" means an Award granted to a Participant as described in Article 8 herein.

    2.14 "Deferred Stock Bonus Award" means a grant of a right to receive Shares on a deferred basis, pursuant to Article 8.2 hereof.

    2.15 "Deferred Stock Agreement" means an Award granted to a Participant as described in Article 8.3 herein.

    2.16  "Director" means any member of the Board.

    2.16.1  "Director Option" means a Nonqualified Stock Option as described in
Article 12 herein.

    2.17 "Disability" means a permanent and total disability, within the meaning of Code Section 22(e)(3), as determined by the Committee in good faith, upon receipt of sufficient competent medical advice from one or more individuals, selected by or satisfactory to the Committee, who are qualified to give professional medical advice.

    2.18 "Distribution" means the distribution of all the outstanding shares of capital stock of the Company as provided in the Distribution Agreement.

    2.19 "Distribution Agreement" means the Distribution Agreement between Marriott International, Inc. (To Be Renamed Sodexho Marriott Services, Inc.) and the Company dated as of September 30, 1997.

    2.20 "Distribution Date" means the date on which the Distribution shall be effected pursuant to the Distribution Agreement.

    2.21  "Effective Date" has the same meaning as the term Distribution Date.

    2.22 "Employee" means any individual who is, or will become, a full-time, active, non-union employee of the Company. Any Employee who, at the request of the Company, and on the written assignment of the Company specifically referencing this provision of the Plan, becomes an employee of another employer shall continue to be treated as an Employee for all purposes hereunder during the period of such assignment. Directors who are not employed by the Company shall not be considered Employees under this Plan.

    2.23 "Engaging in Competition" means (i) engaging, individually or as an employee, consultant or owner (more than 5%) of any entity, in any business engaged in significant competition with any business operated by the Company;
(ii) soliciting and hiring a key employee of the Company in another business, whether or not in significant competition with any business operated by the Company; or (iii) using or disclosing confidential Company information, in each case, without the approval of the Company.

    2.24 "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

    2.25 "Fair Market Value" means the average of the highest and lowest quoted selling prices for the Shares on the relevant date, or (if there were no sales on such date) the average so computed on the nearest day before or the nearest day after the relevant date, as reported in The Wall Street Journal or a similar publication selected by the Committee.

    2.26 "Fee Deferral Election" means an election made by a Non-Employee Director to defer the receipt of Fees, as described in Section 12.3 hereof.

    2.27 "Fees" means all or part of any retainer and/or fees payable to a Non-Employee Director in his or her capacity as such.

    2.28 "Incentive Stock Option" or "ISO" means an option to purchase Shares granted under Article 6 herein, which is designated as an Incentive Stock Option and which is intended to meet the requirements of Code Section 422.

    2.29 "Insider" shall mean an individual who is, on the relevant date, an officer, Director or more than ten percent (10%) beneficial owner of any class of the Company's equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act.

    2.30 "1998 Conversion Award" means an Award made pursuant to Article 13 to reflect the effect of the Distribution on outstanding awards which were made under the Predecessor Plans and which were held by the grantee immediately before the Distribution.

    2.31 "Non-Employee Director" means a Director who is not an Employee of the Company.

    2.32 "Non-Employee Director Share Award" shall mean an award of Shares to a Non-Employee Director, as described in Section 12.2 herein.

    2.33 "Nonqualified Stock Option" or "NQSO" means an option to purchase Shares granted under Article 6 herein and which is not intended to meet the requirements of Code Section 422.

    2.34 "Option" means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6 herein, or a Director Option as described in
Article 12 herein.

    2.35 "Option Price" means the price at which a Share may be purchased by a Participant pursuant to an Option.

    2.36 "Other Cash Performance-Based Awards" means an Other Cash Performance-Based Award, as described in Article 10 herein.

    2.37 "Other Share-Based Award" means an Other Share-Based Award, as described in Article 10 herein.

    2.38 "Participant" means an individual who has an outstanding Award granted under the Plan.

    2.39 "Performance-Based Exception" means the performance-based exception from the tax deductibility limitations of Code Section 162(m).

    2.40 "Period of Restriction" means the period during which the transfer of Shares of Restricted Stock is limited in some way (based on the passage of time, the achievement of performance objectives, or upon the occurrence of other events as determined by the Committee, in its discretion), and the Shares are subject to a substantial risk of forfeiture, as provided in Article 7 herein.

    2.41 "Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) thereof.

    2.42 "Predecessor Plans" means the Marriott International, Inc. 1993 Comprehensive Stock Incentive Plan, the Marriott International, Inc. 1996 Comprehensive Stock Incentive Plan and the Marriott International, Inc. 1995 Non-Employee Directors' Deferred Stock Compensation Plan.

    2.43 "Restricted Stock" means an Award granted to a Participant pursuant to Article 7 herein.

    2.44 "Shares" means shares of Class A Common Stock of the Company or of any successor company adopting this Plan.

    2.45 "Special Recognition Stock Award" means an Award granted to a Participant pursuant to Article 9 herein.

    2.46 "Stock Units" means the credits to a Non-Employee Director's Stock Unit Account, each of which represents the right to receive one Share upon settlement of the Stock Unit Account.

    2.47 "Stock Unit Account" means the bookkeeping account established by the Company pursuant to Section 12.3.

    2.48 "Subsidiary" means any corporation, partnership, joint venture or other entity in which the Company owns a majority of the equity interest by vote or by value or in which the Company has a majority capital or profits interest.

    2.49 "Termination of Service" means termination of service as a Non-Employee Director in any of the following circumstances:

         (a) Where the Non-Employee Director voluntarily resigns or retires;

         (b) Where the Non-Employee Director is not re-elected (or elected in the case of an appointed Non-Employee Director) to the Board by the shareholders; or

         (c) Where the Non-Employee Director dies.

    2.50 "Year of Service" means a period of twelve (12) consecutive calendar months during which an Employee was paid for 1200 or more hours of work for the Company.

Article 3.  Administration

    3.1 The Committee. The Plan shall be administered by the Compensation Policy Committee of the Board, or by any other committee appointed by the Board, the members of which shall be "Non-Employee Directors" within the meaning of Rule 16b-3 under the Exchange Act, or any successor provision. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board of Directors.

    3.2 Authority of the Committee. Except as limited by law or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions herein, the Committee shall have full power to select Employees and Directors who shall participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend, or waive rules and regulations for the Plan's administration; and (subject to the provisions of Article 17 herein) amend the terms and conditions of any outstanding Award to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan. Further, the Committee shall make all other determinations that may be necessary or advisable for the administration of the Plan. The Committee's determinations under the Plan (including without limitation, determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the Award Agreements evidencing such Awards) need not be uniform and may be made by the Committee selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated. As permitted by law, the Committee may delegate its authority under the Plan to a Director or Employee.

    3.3 Decisions Binding. All determinations and decisions made by the Committee or its designee pursuant to the provisions of the Plan and all related orders and resolutions of the Board shall be final, conclusive and binding on all parties.

    3.4 Unanimous Consent in Lieu of Meeting. A memorandum signed by all members of the Committee shall constitute the act of the Committee without the necessity in such event to hold a meeting.

Article 4.   Shares Subject to the Plan and Maximum Awards

    4.1 Number of Shares. Subject to Sections 4.2 and 4.3 herein, (a) no more than 80 million shares of Class A Common Stock of the Company may be issued pursuant to Awards granted under the Plan, and (b) the maximum aggregate number of Shares that may be subject to any Awards (other than 1998 Conversion Awards) granted in any one fiscal year to any single Employee shall be 750,000.

    4.2 Lapsed Awards. If any Award granted under the Plan is canceled, terminates, expires, or lapses for any reason, any Shares subject to such Award shall again be available for the grant of an Award under the Plan.

    4.3 Adjustments in Authorized Shares and Awards. In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation of the Company, (a) such adjustment shall be made in the number and class of Shares which may be delivered under Section 4.1 and the Award limits set forth in
Section 4.1 as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; and (b) the Committee or the board of directors, compensation committee or similar body of any other legal entity assuming the obligations of the Company hereunder, shall either (i) make appropriate provision for the protection of outstanding Awards by the substitution on an equitable basis of appropriate equity interests or awards similar to the Awards, provided that the substitution neither enlarges nor diminishes the value and rights under the Awards; or (ii) upon written notice to the Participants, provide that Awards will be exercised, distributed, canceled or exchanged for value pursuant to such terms and conditions (including the waiver of any existing terms or conditions) as shall be specified in the notice. Any adjustment of an ISO under this paragraph shall be made in such a manner so as not to constitute a "modification" within the meaning of Section 424(h)(3) of the Code.

Article 5.  Eligibility and Participation

    5.1 Eligibility. Employees shall be eligible to participate in this Plan with respect to Awards specified in Articles 6 through 10. Non-Employee Directors shall be eligible to participate in the Plan with respect to Awards specified in Article 12. Persons eligible to receive 1998 Conversion Awards under the Allocation Agreement shall be eligible to participate in the Plan with respect to Awards specified in Article 13.

    5.2 Actual Participation by Employees. Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible Employees, those to whom Awards shall be granted and shall determine the nature and amount of each Award.

Article 6.  Stock Options

    6.1 Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Employees in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee. Options may include provisions for reload of Options exercised by the tender of Shares or the withholding of Shares with respect to the exercise of the Options. An Option, once granted, may not thereafter be amended to change the Option Price.

    6.2 Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, and such other provisions as the Committee shall determine. The Award Agreement also shall specify whether the Option is intended to be an ISO within the meaning of Code Section 422, or an NQSO whose grant is intended not to fall under the provisions of Code Section 422.

    6.3  Option Price.  The Option Price for each grant of an Option under this
Article 6 shall be at least equal to one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted.

    6.4 Duration of Options. Each Option granted under this Article 6 shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no Option shall be exercisable later than the fifteenth
(15th) anniversary date of its grant.

    6.5 Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant or for each Employee.

    The ability of an Employee to exercise an Option is conditioned upon the Employee not committing any criminal offense or malicious tort relating to or against the Company.

    6.6 Payment. Options granted under this Article 6 shall be exercised by the delivery of notice of exercise to the Company by such means as the Committee shall approve from time to time, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

    The Option Price upon exercise of any Option shall be payable to the Company in full either: (a) in cash or its equivalent, or (b) if permitted in the governing Award Agreement, by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price (provided that the Shares which are tendered must have been held by the Participant for at least six (6) months prior to their tender to satisfy the Option Price), or (c) if permitted in the governing Award Agreement, by a combination of (a) and (b).

    The Committee also may allow cashless exercise as permitted under the Federal Reserve Board's Regulation T, subject to applicable securities law restrictions, or by any other means which the Committee determines to be consistent with the Plan's purpose and applicable law.

    6.8 Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, restrictions under applicable Federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed or traded, and under any blue sky or state securities laws applicable to such Shares.

    6.9 Termination of Employment or Leave of Absence. In the event that an Employee, during the Employee's lifetime has been on leave of absence for a period of greater than twelve (12) months (except a leave of absence approved by the Board or the Committee, as the case may be), or ceases to be an Employee of the Company or of any Subsidiary for any reason, including retirement, the portion of any Option which is not exercisable on the date on which the Employee ceased to be an Employee or has been on leave for over twelve (12) months (except a leave of absence approved by the Board or the Committee, as the case may be) shall expire on such date and any unexercised portion thereof which was otherwise exercisable on such date shall expire unless exercised within a period of three (3) months (one year in the case of a Participant terminating by reason of a Disability) from such date, but in no event after the expiration of the term for which the Option was granted; provided, however, that in the case of an optionee of a NQSO who is an "Approved Retiree" (as hereinafter defined), the Option shall continue to vest for up to five years from the date of retirement and said optionee may exercise such NQSO until the sooner to occur of (i) the expiration of such NQSO in accordance with its original term; or (ii) the expiration of five years from the date of retirement. For purposes of the proviso to the preceding sentence:

       (a) An "Approved Retiree" is any optionee who (i) terminates employment by reason of a Disability, or (ii) (A) retires from employment with the Company with the specific approval of the Committee on or after such date on which the optionee has completed 20 Years of Service or has attained age 55 and completed 10 Years of Service, and (B) has entered into and has not breached an agreement to refrain from Engaging in Competition in form and substance satisfactory to the Committee; and

       (b) If an Approved Retiree is subsequently found by the Committee to have violated the provisions of the agreement to refrain from Engaging in Competition referred to in clause (a)(ii)(B) of this section, such Approved Retiree shall have ninety (90) days from the date of such finding within which to exercise any Options or portions thereof which are exercisable on such date, any Options or portions thereof which are not exercised within such ninety- (90-) day period shall expire and any Options or portion thereof which are not exercisable on such date shall be canceled on such date.

    In the event of the death of an optionee during the three-month period described above for exercise of an Option by a terminated optionee or one on leave for over 12 months (except a leave of absence approved by the Board or the Committee, as the case may be), the Option shall be exercisable by the optionee's personal representatives, heirs or legatees to the same extent and during the same period that the optionee could have exercised the Option if the optionee had not died.

    Notwithstanding anything in Section 6.5 to the contrary, in the event of the death of an optionee while an Employee or Approved Retiree of the Company or any Subsidiary, an outstanding Option held by such optionee upon death shall become fully vested upon death and shall be exercisable by the optionee's personal representatives, heirs or legatees at any time prior to the expiration of one (1) year from the date of death of the optionee, but in no event after the expiration of the term for which the Option was granted.

    6.10  Nontransferability of Options.

       (a) Incentive Stock Options. No ISO granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

       (b) Nonqualified Stock Options. Except as otherwise provided in a Participant's Award Agreement or pursuant to policies adopted by the Committee, no NQSO granted under this Article 6 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in the Plan or a Participant's Award Agreement, all NQSOs granted to a Participant under this Article 6 shall be exercisable during his or her lifetime only by such Participant.

Article 7.  Restricted Stock

    7.1 Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to Employees in such amounts as the Committee shall determine.

    7.2 Restricted Stock Agreement. Each Restricted Stock grant shall be evidenced by a Restricted Stock Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock granted, and such other provisions as the Committee shall determine.

    7.3 Transferability. Except as provided in this Article 7, the Shares of Restricted Stock granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the Restricted Stock Award Agreement, or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the Restricted Stock Award Agreement. All rights with respect to the Restricted Stock granted to a Participant under the Plan shall be available during his or her lifetime only to such Participant.

    7.4 Other Restrictions. The Committee shall impose such conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock, restrictions based upon the achievement of specific performance objectives (Company-wide, business unit, and/or individual), time-based restrictions on vesting following the attainment of the performance objectives, and/or restrictions under applicable Federal or state securities laws.

    The Company shall retain the certificates representing Shares of Restricted Stock in the Company's possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied.

    Except as otherwise provided in this Article 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall become freely transferable by the Participant after the last day of the applicable Period of Restriction.

    Distribution of Shares of Restricted Stock is conditioned upon the Participant not committing any criminal offense or malicious tort relating to or against the Company.

    7.5 Voting Rights. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares.

    7.6 Dividends and Other Distributions. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may be credited with regular cash dividends paid with respect to the underlying Shares while they are so held. Such dividends may be paid currently, accrued as contingent cash obligations, or converted into additional shares of Restricted Stock, upon such terms as the Committee establishes.

    The Committee may apply any restrictions to the dividends that the Committee deems appropriate. Without limiting the generality of the preceding sentence, if the grant or vesting of Restricted Stock granted to a Covered Employee is designed to comply with the requirements of the Performance-Based Exception, the Committee may apply any restrictions it deems appropriate to the payment of dividends declared with respect to such Restricted Stock, such that the dividends and/or the Restricted Stock maintain eligibility for the Performance-Based Exception.

    7.7 Termination of Employment. In the event a Participant's employment with the Company is terminated because of the Participant's Disability or death during the Period of Restriction, the Period of Restriction shall end and the Participant's rights thereunder shall inure to the benefit of his or her Beneficiary.

    In the event that a Participant's employment with the Company is terminated during the Period of Restriction because of either the Participant's: (a) retirement with specific approval from the Committee following attainment of age 55 and with ten (10) Years of Service or (b) retirement with specific approval from the Committee and with twenty (20) Years of Service, the Committee shall have complete discretion in determining the percentage, if any, of a Participant's outstanding Restricted Shares as to which the Period of Restriction shall end. In the event that a Participant's employment with the Company is terminated for any other reason during the Period of Restriction, such Participant's outstanding Restricted Shares shall be forfeited to the Company without payment.

Article 8.  Deferred Stock

    8.1 Award of Deferred Stock. Subject to the terms and provisions of the Plan, Deferred Stock Bonus Awards or Deferred Stock Agreements may be granted to Employees at any time and from time to time as shall be determined by the Committee. The Committee shall have complete discretion in determining the amount of Deferred Stock granted to each Employee (subject to Article 4 herein) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such Awards of Deferred Stock.

    8.2 Deferred Stock Bonus Awards. Deferred Stock Bonus Awards may be granted as part of a management incentive program under which part of the annual performance bonus awarded to managers and other key Employees is made in Deferred Stock. Subject to the terms of the Plan, Deferred Stock Bonus Awards shall have such terms and conditions as determined by the Committee. As determined by the Committee and subject to the terms of the Plan, Participants selected by the Committee in its discretion may elect to receive their Deferred Stock Bonus Award in the form of either a Current Award or a Deferred Award.

    (a) Method of Election. Each Participant who is granted a Deferred Stock Bonus Award and selected by the Committee in its discretion may elect, in writing, on a form to be furnished by the Company, to receive a Current Award or a Deferred Award. Notwithstanding the foregoing, any eligible Participant who does not elect to receive a Deferred Award within the time designated by the Company shall be granted a Current Award.

    (b) Deferred Award.

       (i) Vesting. Deferred Stock granted in connection with a Deferred Award shall contingently vest, pro rata, in annual installments commencing one year after the date of the Deferred Stock Bonus Award and continuing on each January 2 thereafter until the expiration of a ten-year period from such commencement date. Notwithstanding the foregoing, all unvested Deferred Stock subject to a Deferred Award shall vest upon the Participant's: (1) termination of employment following attainment of age 55 with ten (10) Years of Service; (2) termination of employment with retirement approval from the Committee and with twenty (20) Years of Service; (3) Disability, or
           (4) death. Subject to Section 4.3 herein, unvested Deferred Stock shall not vest following termination of employment for any other reason.

      (ii) Distribution of Shares. Vested Shares will be distributed to the Participant in two (2) to ten (10) approximately equal annual installments, as elected by the Participant, or over such shorter period as determined by the Committee. Such distribution shall commence in the month of January following the date the Participant terminates employment; provided, however, that the Participant may elect, at the time of grant and prior to vesting in any shares of Deferred Stock subject to an Award, to receive his or her vested Shares in a single distribution which shall take place in the month of January following the year during which his or her termination of employment occurs.

               All such elections made pursuant to this Section 8.2(b)(ii), shall be made at the time the Deferred Stock Bonus Award is granted, and shall be made, in writing, on a form prescribed by the Committee. Upon a Participant's death, all undistributed vested Deferred Stock will be distributed in one distribution as provided in Article 10 herein.

    (c) Current Award.

       (i) Distribution of Shares. Shares subject to a Current Award will be distributed in ten (10) consecutive, approximately equal, annual installments, commencing in the first calendar quarter of the year following the year in which the Deferred Stock Bonus Award is granted. If a Participant dies prior to distribution of all Shares to which he or she is entitled, the remaining Shares will be distributed in one distribution as provided in Article 10 herein.

      (ii) Forfeiture of Shares. Any undistributed Shares subject to a Current Award will be forfeited and the Deferred Stock Bonus Award relating thereto terminated, without payment, if the Participant's employment with the Company is terminated for any reason other than the
           Participant's: (1) termination of employment at or beyond age 55 with 10 Years of Service, (2) retirement after 20 Years of Service with approval from the Committee, (3) Disability, or (4) death. Any undistributed Shares not subject to forfeiture shall continue to be distributed to the Participant under the distribution schedule which would have applied to those Shares if the Participant had not terminated employment, or over such shorter period as may be determined by the Committee.

    (d) Conditions. Distribution of Shares under Current Awards and Deferred Awards is conditioned upon:

       (i) the Participant not committing any criminal offense or malicious tort relating to or against the Company;

      (ii) the Participant not Engaging in Competition; and

     (iii) the Participant having provided the Committee with a current address where the Deferred Stock Bonus Award may be distributed.

    If said conditions are not met, all undistributed Shares will be forfeited and the Deferred Stock Bonus Award terminated, without payment.

    (e) Lump Sum Payments. Notwithstanding anything in the Plan to the contrary, any Participant entitled upon termination of employment to receive a distribution pursuant to this Article 8 which has a total Fair Market Value at the time of such termination of $5,000 or less shall receive such distribution in one lump sum as soon as practicable following termination of employment.

    8.3 Deferred Stock Agreements. Deferred Stock Agreements represent Deferred Stock granted to a Participant subject to the following conditions:

    (a) Vesting. Deferred Stock granted pursuant to this Section 8.3 shall contingently vest over a specified number of years, as determined by the Committee. Notwithstanding the foregoing, the Committee shall have complete discretion in determining the vested percentage, if any, of all unvested Deferred Stock subject to a Deferred Stock Agreement upon either the Participant's (1) termination of employment with retirement approval from the Committee following attainment of age 55 and with ten
        (10) Years of Service or (2) termination of employment with retirement approval from the Committee and with twenty
        (20) Years of Service. All unvested Deferred Stock subject to a Deferred Stock Agreement shall immediately vest upon the Participant's termination of employment as a result of the Participant's Disability or death. Subject to Section 4.3 herein, unless otherwise provided in the Deferred Stock Agreement, if the Participant's employment with the Company is terminated for any other reason, all Deferred Stock that is not vested before such termination of employment shall be forfeited and the Deferred Stock Agreement terminated without payment.

    (b) Distribution of Shares.  Vested Deferred Stock granted pursuant to this
        Section 8.3 shall be distributed to the Participant in the form of Shares in the manner specified in the Deferred Stock Agreement, or over such shorter period as the Committee may direct. Such distribution shall commence in accordance with the terms of the Deferred Stock Agreement; provided that upon the Participant's death or as soon as practicable thereafter, all unpaid vested Deferred Stock shall be distributed in the form of Shares, in one distribution, as provided in
        Article 14 hereof.

    (c) Conditions. Distribution of Shares subject to Deferred Stock Agreements is conditioned upon:

       (i) the Participant not Engaging in Competition,

      (ii) the Participant not committing any criminal offense or malicious tort relating to or against the Company; and

     (iii) the Participant having provided the Committee with a current address where the Deferred Stock may be distributed.

            If said conditions are not met, all undistributed Deferred Stock will be forfeited and the Deferred Stock Agreement terminated without payment.

    8.4 Assignment. A Participant's rights under a Deferred Stock Agreement or Deferred Stock Bonus Award may not, without the Company's written consent, be assigned or otherwise transferred, nor shall they be subject to any right or claim of a Participant's creditors, provided that the Company may offset any amounts owing to or guaranteed by the Company, or owing to any credit union related to the Company against the value of Deferred Stock and underlying Shares to be distributed under Deferred Stock Agreements and Deferred Stock Bonus Awards.

Article 9.  Special Recognition Stock Awards

    Subject to the terms and provisions of the Plan, the Committee or its designee, at any time and from time to time, may grant Special Recognition Stock Awards to Employees in such amounts and upon such conditions as the Committee or its designee shall determine.

Article 10.  Other Awards

    10.1 Grant of Other Share-Based Awards. The Committee may grant Other Share-Based Awards to Participants in such number, and upon such terms, and at any time and from time to time, as shall be determined by the Committee.

    10.2 Terms of Other Share-Based Awards. Other Share-Based Awards shall contain such terms and conditions as the Committee may from time to time specify and may be denominated in cash, in Shares, in Share-equivalent units, in Share appreciation units, in securities or debentures convertible into Shares or in a combination of the foregoing and may be paid in cash or in Shares, all as determined by the Committee. Other Share-Based Awards may be issued alone or in tandem with other Awards granted to Employees.

    10.3 Other Share-Based Award Agreement. Each Other Share-Based Award shall be evidenced by an Award Agreement that shall specify such terms and conditions as the Committee shall determine.

    10.4 Other Cash Performance-Based Awards. The Committee may grant Other Cash Performance-Based Awards based on performance measures set forth in
Article 11 not based on Shares upon such terms and at any time and from time to time as shall be determined by the Committee. Each such Other Cash Performance-Based Award shall be evidenced by an award agreement that shall specify such terms and conditions as the Committee shall determine. An Other Cash Performance-Based Award not based upon Shares shall not decrease the number of Shares under Article 4 that may be issued pursuant to other Awards. No individual shall be eligible to receive a payment with respect to cash performance-based awards in excess of $4 million in any calendar year. Other Cash Performance-Based Awards may relate to annual bonus or long-term performance awards.

Article 11.  Performance Measures for Awards

    11.1 Performance Measures. Unless and until the Committee proposes for shareholder vote and shareholders approve a change in the general performance measures set forth in this Article 11, the attainment of which may determine the degree of payout and/or vesting with respect to Awards granted to Covered Employees which are designed to qualify for the Performance-Based Exception, the performance measure(s) to be used for purposes of such Awards shall be chosen from among the following alternatives:

    (a) Consolidated cash flows,

    (b) Consolidated financial reported earnings,

    (c) Consolidated economic earnings,

    (d) Earnings per share,

    (e) Business unit financial reported earnings,

    (f) Business unit economic earnings,

    (g) Business unit cash flows,

    (h) Appreciation in the Fair Market Value of Shares either alone or as measured against the performance of the stocks of a group of companies approved by the Committee,

    (i) Return on invested capital,

    (j) Consolidated earnings before interest, taxes, depreciation and amortization ("EBITDA"), and

    (k) Business unit EBITDA.

    11.2 Adjustments. The Committee shall have the discretion to adjust the determinations of the degree of attainment of the preestablished performance objectives; provided, however, that Awards that are designed to qualify for the Performance-Based Exception and that are held by Covered Employees may not be adjusted upward (the Committee shall retain the discretion to adjust such Awards downward).

    11.3 Committee Discretion. In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing performance measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards that do not qualify for the Performance-Based Exception, the Committee may make such grants without satisfying the requirements of Code Section 162(m).

Article 12.  Directors' Share Awards, Fee Deferral Elections, and Director
Options

    12.1 Eligibility. Only Non-Employee Directors shall be eligible to receive Non-Employee Director Share Awards and Director Options and to make Fee Deferral Elections.

    12.2 Non-Employee Director Share Awards. On the first full trading day immediately following each Annual Meeting, each Non-Employee Director designated by the Board shall receive a Non-Employee Director Share Award of a number of Shares determined by the Board before such Annual Meeting. Each Non-Employee Director Share Award shall be fully vested and nonforfeitable when granted.

    12.3  Fee Deferral Elections.

    (a) Elections to Defer Payment of Fees. Payment of all or any part of any Fees payable to a Non-Employee Director may be deferred by election of the Non-Employee Director. Each such election must be made in writing on a form prescribed by the Committee and delivered to the Company prior to the next Annual Meeting and must be irrevocable until the following Annual Meeting. No election may be made under this Section 12.3(a) with respect to Fees for which an election is made under
        Section 12.5.

    (b) Crediting Stock Units to Accounts. Amounts deferred pursuant to a Fee Deferral Election shall be credited as of the date of the deferral to a Stock Unit Account in Stock Units. The number of Stock Units credited to a Stock Unit Account with respect to any Non-Employee Director shall equal (i) the amount deferred pursuant to the Fee Deferral Election divided by (ii) the Fair Market Value of a Share on the date on which the Fees subject to the Fee Deferral Election would have been paid but for the Fee Deferral Election, with fractional units calculated to at least three (3) decimal places.

    (c) Fully Vested Stock Units. All Stock Units credited to a Non-Employee Director's Stock Unit Account pursuant to this Section 12.3 shall be at all times fully vested and nonforfeitable.

    (d) Credit of Dividend Equivalents. As of each dividend payment date with respect to Shares, each Non-Employee Director shall have credited to his or her Stock Unit Account an additional number of Stock Units equal to the product of (i) the per-share cash dividend payable with respect to a Share on such dividend payment date multiplied by the number of Stock Units credited to his or her Stock Unit Account as of the close of business on the record date for such dividend, divided by (ii) the Fair Market Value of a Share on such dividend payment date. If dividends are paid on Shares in a form other than cash, then such dividends shall be notionally converted to cash, if their value is readily determinable, and credited in a manner consistent with the foregoing and, if their value is not readily determinable, shall be credited "in kind" to the Non-Employee Director's Stock Unit Account.

    (e) Payment of Stock Units. Upon Termination of Service, the Stock Units credited to a Non-Employee Director's Stock Unit Account shall be paid to the Non-Employee Director in an equal number of shares of Stock in a single lump sum or in substantially equal annual installments over a period not to exceed ten (10) years, as elected by the Non-Employee Director pursuant to rules established from time to time by the Committee.

    (f) Delivery of Stock Certificates. The Company shall issue and deliver to the Non-Employee Director a stock certificate for Shares in payment of Stock Units as soon as practicable following the date on which Stock Units are payable, provided, however, that no stock certificate shall be delivered with respect to the payment of any Stock Unit prior to the expiration of six (6) months from the date such Stock Unit was credited to the Non-Employee Director's Stock Unit Agreement.

    12.4 Unfunded Status. The interest of each Non-Employee Director in any Fees deferred under this Article 12 (and any Stock Units or Stock Unit Account relating thereto) or in any Director Stock Award shall be that of a general creditor of the Company. Stock Unit Accounts and Stock Units (and, if any, "in kind" dividends) credited thereto shall at all times be maintained by the Company as bookkeeping entries evidencing unfunded and unsecured general obligations of the Company.

    12.5  Director Options.

    (a) Elections to Receive Payment of Fees in the Form of Options. A Non-Employee Director may elect to receive payment of all or any part of his or her cash retainer in the form of Director Options in lieu of cash. Each such election must be made in writing on a form prescribed by the Committee and delivered to the Company prior to each Annual Meeting that marks the commencement of the annual period of service during which such Fees are earned. Each election is irrevocable for that annual period. Elections under this Section 12.5 may not be made with respect to Fees deferred under Section 12.3.

    (b) Grant of Director Options. On the first full trading day immediately following each Annual Meeting, each Non-Employee Director who has filed an election under Section 12.5(a) for the annual period of service that commences with such Annual Meeting shall be granted Director Options that have a value on the date of grant substantially equal to the amount of Fees otherwise payable to the Director in cash but for the election to receive Director Options. The value of Director Options shall be determined by the Committee in its sole discretion, at a meeting held prior to the Annual Meeting, based on a Black-Scholes option pricing model or other valuation model that the Committee determines to be appropriate in its sole discretion.

    (c) Terms of Director Options. Each Director Option shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, and the number of Shares to which the Option pertains. Each Director Option shall (i) have an Option Price equal to the Fair Market Value of a Share on the date the Option is granted; (ii) become 100% vested and first exercisable on the last business day immediately preceding the Annual Meeting next following the date the Option is granted or, if earlier, upon the Director's Termination of Service due to death or Disability; (iii) expire on the tenth (10/th) anniversary of the date of its grant; and (iv) be nontransferable unless otherwise specified by the Committee. /

    (d) Payment. Director Options granted under this Article 12 shall be exercised by the delivery of notice of exercise to the Company in such manner as the Committee shall determine, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. The Option Price upon exercise of any Director Option shall be payable to the Company in full either: (i) in cash or its equivalent, (ii) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price (provided that the Shares which are tendered must have been held by the Director for at least six (6) months prior to their tender to satisfy the Option Price), or (iii) by a combination of (i) and (ii). The Committee also may allow cashless exercise as permitted under the Federal Reserve Board's Regulation T, subject to applicable securities law restrictions, or by any other means which the Committee determines to be consistent with the Plan's purpose and applicable law.

Article 13.  1998 Conversion Awards

    All 1998 Conversion Awards which, under the Allocation Agreement, are to be denominated in equal numbers of shares of Class A Common Stock of the Company, shall be issued under the Plan as provided in the Allocation Agreement. The Committee shall administer all such 1998 Conversion Awards under this Plan, giving service credit to the grantee of each such 1998 Conversion Award to the extent required under the Allocation Agreement. All 1998 Conversion Awards shall be subject to substantially similar terms and conditions as provided in the holder's corresponding awards under the Predecessor Plan.

Article 14.  Beneficiary Designation

    Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of the Participant's death before the Participant has received any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant's lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate.

Article 15.  Deferrals

    The Committee may permit or require a Participant to defer such Participant's receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the exercise of an Option, or the payment of or the lapse or waiver of restrictions with respect to any other Award. If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals.

Article 16.  Rights of Participants

    16.1 Employment or Service. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's employment or service at any time, nor confer upon any Participant any right to continue in the employ or service of the Company.

    16.2 Participation. No Employee shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

Article 17.  Amendment, Modification, and Termination

    17.1 Amendment, Modification, and Termination. The Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, however, that the Board may, in its sole discretion, condition the adoption of any amendment of the Plan on the approval thereof by the requisite vote of the shareholders of the Company entitled to vote thereon.

    17.2 Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. Subject to the restriction set forth in Article 11 herein on the exercise of upward discretion with respect to Awards which have been designed to comply with the Performance-Based Exception, the Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.3 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

    17.3 Awards Previously Granted. No termination, amendment, or modification of the Plan or any Award shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.

    17.4 Compliance with Code Section 162(m). At all times when Code Section 162(m) is applicable, all Awards granted under this Plan shall comply with the requirements of Code Section 162(m); provided, however, that in the event the Committee determines that such compliance is not desired with respect to any Award or Awards available for grant under the Plan, then compliance with Code
Section 162(m) will not be required. In addition, in the event that changes are made to Code Section 162(m) to permit greater flexibility with respect to any Award or Awards available under the Plan, the Committee may, subject to this
Article 17, make any adjustments it deems appropriate.

    17.5 Substitution of Awards in Mergers and Acquisitions. Awards may be granted under the Plan from time to time in substitution for awards held by employees or directors of entities who become or are about to become employees or directors of the Company or a Subsidiary as the result of a merger, consolidation or other acquisition of the employing entity or the acquisition by the Company or a Subsidiary of the assets or stock of the employing entity. The terms and conditions of any substitute awards so granted may vary from the terms and conditions set forth herein to the extent that the Committee deems appropriate at the time of grant to conform the substitute awards to the provisions of the awards for which they are substituted.

Article 18.  Withholding

    18.1 Tax Withholding. The Company shall have the power and the right to deduct from any amount otherwise due to the Participant, or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

    18.2 Share Withholding. With respect to withholding required in connection with any Award, the Company may require, or the Committee may permit a Participant to elect, that the withholding requirement be satisfied, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be withheld on the transaction. Any election by a Participant shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

Article 19.  Indemnification

    Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such action, suit or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Article 20.  Successors

    All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, of all or substantially all of the business and/or assets of the Company, or a merger, consolidation or otherwise.

Article 21.  Legal Construction

    21.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular and the singular shall include the plural.

    21.2 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

    21.3 Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

    21.4 Securities Law Compliance. With respect to Insiders, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

    21.5 Governing Law. To the extent not preempted by Federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Maryland.

                        2002 ANNUAL MEETING INFORMATION

    Time and Location. The 2002 Annual Meeting will begin at 10:30 a.m. at the J.W. Marriott Hotel. Coffee, tea, and juice will be provided to shareholders attending the meeting.

    Parking. Due to anticipated needs of other hotel guests on May 3, minimal parking is expected to be available to shareholders in the parking garage adjacent to the hotel. Several public lots are located within three blocks of the hotel.

    Public Transportation. As parking is limited in the general area, it is recommended that shareholders attending the annual meeting consider using public transportation. Two Metro subway stations, Federal Triangle and Metro Center, are located less than three blocks from the hotel, and the area is served by Metro buses.

    Lodging. A "Shareholder Annual Meeting" rate will be offered at two local Marriott hotels for Thursday, May 2, 2002, the night before the meeting. To receive these rates, call the hotel directly and ask for the shareholder annual meeting rate for May 2, 2002. Please note that a limited number of rooms are offered at this rate. Applicable taxes and gratuities are extra and advance reservations are required. This discount may not be used in conjunction with other discounts, coupons, or group rates.

              J.W. Marriott Hotel--$175 Washington Courtyard--$125
              1331 Pennsylvania Avenue, 1900 Connecticut Avenue,
                        N.W.                      N.W.
               Washington, D.C. 20004    Washington, D.C. 20009
                    202/393-2000              202/332-9300
                Near Federal Triangle   Near Dupont Circle Metro
                    Metro Station                Station


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